Exhibit 2.1

AMENDED AND RESTATED
PURCHASE AND ASSUMPTION AGREEMENT
 AND PLAN OF MERGER

among

FLAGSHIP COMMUNITY BANK,

BANKMOBILE TECHNOLOGIES, INC.,

CUSTOMERS BANK,

and

CUSTOMERS BANCORP, INC.

dated as of

November 17, 2017

AMENDED AND RESTATED
PURCHASE AND ASSUMPTION AGREEMENT
 AND PLAN OF MERGER

This Amended and Restated Purchase and Assumption Agreement and Plan of Merger (this "Agreement"), dated as of November 17, 2017, is entered into among BankMobile Technologies, Inc., a Pennsylvania corporation ("SpinCo"), Customers Bank, a bank organized in the Commonwealth of Pennsylvania ("CB"), and Customer's Bancorp, Inc., a Pennsylvania corporation ("Bancorp" and together with SpinCo and CB, "Seller"), and Flagship Community Bank, a Florida chartered bank ("Buyer").

RECITALS

WHEREAS, Seller is engaged, through its BankMobile division, in the business of utilizing proprietary technology and intellectual property to provide bank deposit and loan products, and other banking or banking-related services through a branchless mobile banking platform and to provide cash disbursement services to colleges and universities in the United States that can lead to new deposit accounts and other bank products and banking services to new customers (the "Business");

WHEREAS, the Parties originally entered into a Purchase and Assumption Agreement dated March 7, 2017 (the "Original Agreement"), Seller has paid to Buyer the $300,000 extension fee under the Original Agreement, and the Parties have agreed to amend and restate the Original Agreement to modify the structure of the acquisition of the Business by Buyer;

WHEREAS, SpinCo is a recently-formed, wholly-owned direct subsidiary of CB;

WHEREAS, on or prior to the Closing Date, upon the terms and conditions set forth in the Separation Agreement, Seller will complete the reorganization of the Business (the "Separation"), which shall consist of (a) CB's contribution of all of its ownership interests in SpinCo Assets to SpinCo in exchange for SpinCo Common Stock and SpinCo's assumption of the SpinCo Liabilities (the "Contribution"), (b) CB's distribution, without consideration, of all of the then outstanding shares of SpinCo's common stock, $1.00 par value per share ("SpinCo Common Stock"), to Bancorp in an internal spin-off (the "Internal Spin"), and (c) Bancorp's distribution, without consideration, of all of the SpinCo Common Stock to holders of Bancorp's common stock, $1.00 par value per share ("Bancorp Common Stock"), by way of a pro rata dividend to such holders of Bancorp common stock holding shares on the applicable record date for such dividend (the "Distribution");

WHEREAS, at the Effective Time, the Parties hereto will effect the merger of SpinCo with and into Buyer (the "Merger"), with Buyer continuing as the Surviving Corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, (a) the Contribution and the Internal Spin, taken together, should qualify as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and that each of CB and SpinCo will be a "party to the reorganization" within the meaning of Section 368(b) of the Code, (b) the Internal Spin and the Distribution should each qualify as a distribution of the SpinCo Common Stock pursuant to Section 355 of the Code and as a transaction in which the stock distributed thereby is "qualified property" for purposes of Section 355(d), 355(e) and 361(c) of the Code, (c) the Merger should not cause Section 355(e) of the Code to apply to the Distribution, and (d) the Merger should qualify as a "reorganization" within the meaning of Section 368(a) of the Code, with each of Buyer and SpinCo being a "party to a reorganization" within the meaning of Section 368(b) of the Code;

WHEREAS, the Parties intend this Agreement to be, and hereby adopt this Agreement as, a "plan of reorganization" within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3;

WHEREAS, at the Effective Time, Seller will sell and assign to Buyer, and Buyer will purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities (the "Acquisition"), subject to the terms and conditions set forth herein; and

WHEREAS, in connection with this Agreement, Buyer will conduct a common stock equity capital raise resulting in gross proceeds to Buyer of approximately $100,000,000 (the "Capital Raise") and Buyer will offer legacy shareholders and optionholders the option to sell their shares of common stock back to Buyer at 1.25x of book value (the "Put Right," and collectively with the Merger, the Acquisition and the Capital Raise, the "Contemplated Transactions");

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
 DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Acquisition" has the meaning set forth in the recitals.

"Action" means any action, proceeding, charge, claim, complaint, demand, notice, suit, litigation, hearing, audit, investigation, arbitration or meditation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Authority, administrative agency, arbitrator or mediator.

"Adjustment Payment" has the meaning set forth in Section 4.05(c).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Aggregate Merger Consideration" has the meaning set forth in Section 2.03(a).

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 4.06.

"Amendment" has the meaning set forth in Section 7.01(b).

"AML Order" has the meaning set forth in Section 7.08(b).

"Applicable Permit" has the meaning set forth in Section 6.02(m)(ii).

"Articles of Incorporation" has the meaning set forth in Section 7.06.

"Articles of Merger" has the meaning set forth in Section 5.02.

"Assignment and Assumption Agreement" has the meaning set forth in Section 5.03(a)(i).

"Assumed Liabilities" has the meaning set forth in Section 4.03.

"Bancorp" has the meaning set forth in the preamble.

"Bancorp Common Stock" has the meaning set forth in the recitals.

"Bank Secrecy Act" has the meaning set forth in Section 7.08(b).

"Bankruptcy and Equity Exception" has the meaning set forth in Section 6.01(b).

"Benefit Plan" has the meaning set forth in Section 6.02(o)(i).

"Board Recommendation" has the meaning set forth in Section 7.03.

"Books and Records" means originals, or where not available or contained within records or electronic systems of Seller also used for businesses other than the Business, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, signature cards, orders and contracts between Seller and depositors, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business, the SpinCo or the Purchased Assets.

"Business" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

"Business Financial Statements" has the meaning set forth in Section 6.02(e).

"Buyer" has the meaning set forth in the preamble.

"Buyer Acquisition Proposal" has the meaning set forth in Section 8.12(b).

"Buyer Acquisition Transaction" has the meaning set forth in Section 8.12(b).

"Buyer Benefit Plan" has the meaning set forth in Section 8.05.

"Buyer Closing Certificate" has the meaning set forth in Section 9.03(f).

"Buyer Common Stock" means the common stock of Buyer, $5.00 par value per share.

"Buyer Fee" has the meaning set forth in Section 11.02(d).

"Buyer Fundamental Representations" has the meaning set forth in Section 10.01(a).

"Buyer Indemnified Parties" has the meaning set forth in Section 10.02.

"Buyer Material Adverse Effect" means any event, occurrence, fact, condition or change that, individually or in the aggregate, together with all related events, occurrences, facts, conditions or changes, is materially adverse or is reasonably likely to be materially adverse to (A) the business, results of operations, financial condition, or assets of Buyer, taken as a whole, (B) Buyer's ability to perform its obligations under the Transaction Documents and effect the Put Right and consummate the issuance of the Common Shares pursuant to this Agreement, or (C) the ability of Buyer to consummate the Acquisition or Merger; provided, however, that "Buyer Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (1) general economic or political conditions; (2) conditions generally affecting the industries in which Buyer operates; (3) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (4) any action required or permitted by this Agreement or any Transaction Document or any action taken (or omitted to be taken) with the prior written consent of or at the written request of SpinCo or Bancorp; or (5) any changes in applicable laws or accounting rules (including in GAAP) or the enforcement, implementation or interpretation thereof (in the case of the clauses (1), (2), (3) or (5), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a disproportionate adverse effect on Buyer relative to comparable U.S. banking or financial services organizations).

"Buyer Representatives" has the meaning set forth in Section 8.12(a).

"Buyer Schedule Supplement" has the meaning set forth in Section 8.04(b).

"Buyer Subsequent Determination" has the meaning set forth in Section 8.12(g).

"Buyer Superior Proposal" has the meaning set forth in Section 8.12(d).

"Buyer Voting Agreements" has the meaning set forth in Section 4.08.

"Bylaws" has the meaning set forth in Section 7.06.

"Capital Raise" has the meaning set forth in the recitals.

"CB" has the meaning set forth in the preamble.

"Claim" means any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding, or notice by any Person alleging actual or potential Liability for any Loss.

"Claim Notice" has the meaning set forth in Section 10.04(b)(i).

"Closing" has the meaning set forth in Section 5.01.

"Closing Amount" has the meaning set forth in Section 4.05(a).

"Closing Date" has the meaning set forth in Section 5.01.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" means the Confidentiality Agreement, dated as of November 7, 2016, between Buyer and Seller.

"Contemplated Transactions" has the meaning set forth in the recitals.

"Contingent Obligation" has the meaning set forth in the definition of "Indebtedness."

"Contracts" means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements, together with all current amendments, modifications and supplements thereto.

"Contribution" has the meaning set forth in the recitals.

"D&O Indemnified Party" has the meaning set forth in Section 8.17(a).

"D&O Policy" has the meaning set forth in Section 8.17(a).

"Deposit Accounts" has the meaning set forth in Section 4.03(b).

"Deposit Agreements" has the meaning set forth in Section 4.03(b).

"Depositors" has the meaning set forth in Section 4.03(b).

"Deposits" has the meaning set forth in Section 4.03(b).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Distribution" has the meaning set forth in the recitals.

"Distribution Date" has the meaning set forth in the Separation Agreement.

"Distribution Effective Time" has the meaning set forth in the Separation Agreement.

"Dollars or $" means the lawful currency of the United States.

"Drop Dead Date" has the meaning set forth in Section 11.01(b)(i).

"Effective Time" has the meaning set forth in Section 5.02.

"Employees" means those Persons employed by Seller who (i) worked exclusively for the Business immediately prior to the Closing and are set forth in Section 1.01(a) of the Disclosure Schedules, and (ii) worked for the Business immediately prior to the Closing (but not exclusively).

"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"Environmental Laws" means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"Escrow Agent" shall mean Wells Fargo Bank, N.A.

"Escrowed Amount" has the meaning set forth in Section 11.03.

"Exchange Act" has the meaning set forth in Section 8.10(b).

"Exchange Agent" has the meaning set forth in Section 3.01(a).

"Exchange Fund" has the meaning set forth in Section 3.01(a).

"Excluded Assets" has the meaning set forth in Section 4.02.

"Excluded Liabilities" has the meaning set forth in Section 4.04.

"Exempt Sale" has the meaning set forth in Section 8.11(b).

"Extension Date" has the meaning set forth in Section 11.01(b)(i).

"FDIC" means the Federal Deposit Insurance Corporation.

"FIRPTA Certificate" has the meaning set forth in Section 9.02(h).

"FRB" has the meaning set forth in Section 8.08(a).

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"General Survival Date" has the meaning set forth in Section 10.01(a)(iii).

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" of any Person means, without duplication (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as a financing, in either case, with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (7) all indebtedness referred to in clauses (1) through (6) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (8) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (1) through (7) above; and (B) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

"Indemnification Cap" has the meaning set forth in Section 10.05(a).

"Indemnified Party" has the meaning set forth in Section 10.04(a).

"Indemnifying Party" has the meaning set forth in Section 10.04(a).

"Indemnity Notice" has the meaning set forth in Section 10.04(a).

"Independent Accountant" has the meaning set forth in Section 4.06.

"Intellectual Property" means any and all of the following to the extent utilized in connection with the Business in any jurisdiction throughout the world: (a) trademarks, service marks, brand names, corporate names, trade names, domain names and other Internet addresses or identifiers, logos, slogans, trade dress, design rights, and other similar designations of source or origin, other indicia of origin, and any derivatives thereof, and registrations and applications thereof (including intent to use applications and similar reservation of marks), together with the goodwill symbolized by any of the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use; (d) patents, patent applications, provisional applications, invention disclosures, and all related continuations, continuations-in-part, divisional patent applications, reissues, re-examinations, substitutions, and extensions thereof; (e) websites and internet domain name registrations; (f) rights, including copyrights, in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, development, customer information and lists related to any of the foregoing ("Software"); (g) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing; and (h) all rights, royalties and remedies against past, present and future infringement, misappropriation or other violation thereof.

"Intellectual Property Agreements" means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations set forth on Section 6.02(k)(i) of the Disclosure Schedules.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Intellectual Property Rights" has the meaning set forth in Section 7.21.

"Internal Reorganization" has the meaning set forth in the Separation Agreement.

"Knowledge of Buyer" or "Buyer's Knowledge" or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of those persons listed on Section 1.01(b) of the Disclosure Schedules.

"Knowledge of Seller" or "Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of those persons listed on Section 1.01(c) of the Disclosure Schedules.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Lease Agreement" has the meaning set forth in Section 5.02(a)(iii).

"Leased Real Property" has the meaning set forth in Section 6.02(j)(ii).

"Leases" has the meaning set forth in Section 6.02(j)(ii).

"Liabilities" means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

"Loss Threshold" has the meaning set forth in Section 10.05(a).

"Losses" means actual out-of-pocket losses, damages, Liabilities, costs or expenses, including reasonable attorneys' fees and expenses as incurred and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not litigation has commenced.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that, individually or in the aggregate, together with all related events, occurrences, facts, conditions or changes, is materially adverse or is reasonably likely to be materially adverse to (a) the business (including the business plan for the Business), results of operations, financial condition, or assets of the Business, taken as a whole, (b) the ability of Seller to perform its obligations under the Transaction Documents, or (c) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any action required or permitted by this Agreement or any Transaction Document (including the Internal Reorganization, the Contribution, the Distribution and the Merger) or any action taken (or omitted to be taken) with the prior written consent of or at the written request of Buyer; or (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof (in the case of the clauses (i), (ii), (iii) or (v), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a disproportionate adverse effect on the Business relative to comparable U.S. banking or financial services organizations).

"Material Contracts" has the meaning set forth in Section 6.02(g).

"Merger Consideration" has the meaning set forth in Section 2.03(a).

"Notice of Buyer Superior Proposal" has the meaning set forth in Section 8.12(g).

"Notice of Exempt Sale" has the meaning set forth in Section 8.11(d).

"Offering Circular" has the meaning set forth in Section 8.10(c).

"Original Agreement" has the meaning set forth in the recitals.

"Permits" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

"Permitted Encumbrances" means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Preliminary Settlement Statement" has the meaning set forth in Section 4.05(a).

"Purchased Assets" has the meaning set forth in Section 4.01.

"Put Right" has the meaning set forth in the recitals.

"Qualified Benefit Plan" has the meaning set forth in Section 6.02(o)(ii).

"Regulatory Action" has the meaning set forth in Section 7.08.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Required Stockholders Vote" means the adoption of a resolution by the holders of Buyer's outstanding capital stock having a majority of the voting power associated with all shares of Buyer's outstanding capital stock approving (A) the increase in authorized capital stock of Buyer, as proposed by Buyer, in connection with the Capital Raise and any other related amendments to Buyer's articles of incorporation, if applicable, in order to consummate the Contemplated Transactions and (B) the Merger.

"Restricted Period" has the meaning set forth in Section 8.16(a).

"SEC" has the meaning set forth in Section 8.10(b).

"Securities Act" means the Securities Act of 1933, as amended.

"Seller" has the meaning set forth in the preamble.

"Seller Acquisition Proposal" has the meaning set forth in Section 8.11(b).

"Seller Acquisition Transaction" has the meaning set forth in Section 8.11(b).

"Seller Benefit Matters Representation" has the meaning set forth in Section 10.01(a)(ii).

"Seller Closing Certificate" has the meaning set forth in Section 9.02(e).

"Seller Employee Benefit Matters Representation" has the meaning set forth in Section 10.01(a)(ii).

"Seller Fee" has the meaning set forth in Section 11.02(d).

"Seller Fundamental Representations" has the meaning set forth in Section 10.01(a).

"Seller Indemnified Parties" has the meaning set forth in Section 10.03.

"Seller Intellectual Property Representation" has the meaning set forth in Section 10.01(a)(ii).

"Seller Representatives" has the meaning set forth in Section 8.11(a).

"Seller Schedule Supplement" has the meaning set forth in Section 8.04(a).

"Seller Subsequent Determination" has the meaning set forth in Section 8.11(d).

"Seller Taxes Representation" has the meaning set forth in Section 10.01(a)(ii).

"Separation Agreement" means the Separation and Distribution Agreement, dated as of the date hereof, by and among Bancorp, CB, SpinCo and Flagship.

"Settlement Statement" has the meaning set forth in Section 4.05(c).

"Shared Contract" has the meaning set forth in Section 4.07(b).

"Shares" has the meaning set forth in Section 2.03(a).

"Software" has the meaning set forth in the definition of "Intellectual Property" in this Section.

"Special Representations Survival Date" has the meaning set forth in Section 10.01(a)(ii).

"Specified Benefits" has the meaning set forth in Section 8.05(f).

"SpinCo" has the meaning set forth in the preamble.

"SpinCo Assets" means those assets set forth on Section 1.01(d) of the Disclosure Schedules.

"SpinCo Common Stock" has the meaning set forth in the recitals.

"SpinCo Contracts" means all Contracts set forth on Section 6.02(g) of the Disclosure Schedules, all Contracts relating exclusively to the Business entered into by Seller after the date of this Agreement in compliance with Section 8.01 and the Intellectual Property Agreements set forth on Section 6.02(k) of the Disclosure Schedules.

"SpinCo Liabilities" means those liabilities set forth on Section 1.01(e) of the Disclosure Schedules.

"SpinCo Registration Statement" has the meaning set forth in Section 8.10(b).

"Survival Date" means the General Survival Date or Special Representations Survival Date, as applicable.

"Surviving Corporation" means Buyer, as the surviving corporation resulting from the Merger.

"Tax Representation Letters" means Tax representation letters containing normal and customary representations and statements, substantially in compliance with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, and consistent with the allowances and the restrictions contained in the Tax Matters Agreement, reasonably satisfactory in form and substance to Buyer Tax Counsel and Bancorp Tax Counsel in light of the facts and the conclusions to be reached in the Buyer Merger Tax Opinion and the Bancorp Tax Opinions, executed by Buyer, SpinCo and Bancorp, and other parties, if required, as reasonably agreed by the parties hereto.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxes" means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

"Territory" means the United States of America.

"Third Party" has the meaning set forth in Section 10.04(b)(i).

"Total Assets" means the Purchased Assets and the SpinCo Assets.

"Total Liabilities" means the Assumed Liabilities and the SpinCo Liabilities.

"Transaction Documents" means this Agreement, the Separation Agreement, the Assignment and Assumption Agreement, the Lease Agreement, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

"Transferred Employee" has the meaning set forth in Section 8.05(a).

"Transition Services Agreement" has the meaning set forth in Section 5.03(a)(iii).

"USA PATRIOT Act" has the meaning set forth in Section 7.08(b).

ARTICLE II
 THE MERGER

Section 2.01. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, SpinCo shall be merged with and into Buyer in accordance with Sections 607.1101 et seq. of the 2017 Florida Statutes, and Buyer shall be the Surviving Corporation resulting from the Merger and continue to be governed by the Laws of the State of Florida. As of the Effective Time, the separate corporate existence of SpinCo shall cease.

Section 2.02. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Sections 607.1101 et seq. of the 2017 Florida Statutes.

Section 2.03. Effect on Capital Stock.

(a) Conversion of SpinCo Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each share of SpinCo Common Stock (all shares of SpinCo Common Stock being collectively, the "Shares") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one fully paid and non-assessable share of Buyer Common Stock, subject to adjustment in accordance with Section 3.01(f) (the "Merger Consideration" and, the aggregate number of such shares of Buyer Common Stock issuable in the Merger prior to any adjustment, the "Aggregate Merger Consideration"), and each holder of certificates or book-entry shares which immediately prior to the Effective Time represented such Shares shall thereafter cease to have any rights with respect thereto except the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration thereof.

(b) Capital Stock of Buyer. Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

(c) Issuance of Shares of SpinCo Common Stock. As contemplated by the Separation Agreement, and subject to the adjustments provided in Section 3.01(f), on or before the Distribution Date, SpinCo shall issue and deliver to CB a number of shares of SpinCo Common Stock equal to the number of shares of Buyer Common Stock to be issued as the Merger Consideration.

Section 2.04. Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 2.05. Directors and Officers of the Surviving Corporation. The initial directors of the Surviving Corporation shall be as identified on Schedule 2.05, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be as identified on Schedule 2.05, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE III
 DELIVERY OF MERGER CONSIDERATION

Section 3.01. Exchange Fund.

(a) Exchange Agent. Prior to the Effective Time, Buyer shall designate an agent (the "Exchange Agent") for the benefit of the holders of Shares who exchange their Shares in accordance with this Article III. Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Shares, for exchange in accordance with this Article III promptly after the Effective Time, book-entry shares representing the Merger Consideration issuable to holders of Shares as of the Effective Time pursuant to Section 2.03(a) (such book-entry shares of Buyer Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c) and other amounts payable in accordance with Section 3.01(e), the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Buyer, deliver the Merger Consideration out of the Exchange Fund.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Buyer shall cause the Exchange Agent to distribute the shares of Buyer Common Stock into which the shares of SpinCo Common Stock that were distributed in the Distribution have been converted pursuant to the Merger, which shares shall be distributed on the same basis as the shares of SpinCo Common Stock were distributed in the Distribution and to the Persons who received SpinCo Common Stock in the Distribution. Each Person entitled to receive SpinCo Common Stock in the Distribution shall be entitled to receive in respect of the shares of SpinCo Common Stock distributed to such Person a book-entry authorization representing the number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to this Section 3.01(b) (and cash in lieu of fractional shares of Buyer Common Stock, as contemplated by Section 3.01(e)) (and any dividends or distributions and other amounts pursuant to Section 3.01(c)).

(c) Distributions with Respect to Undistributed Shares of Buyer Common Stock. No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock shall be paid with respect to any shares of Buyer Common Stock that are not able to be distributed by the Exchange Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the distribution of any such previously undistributed shares of Buyer Common Stock, there shall be paid to the record holder of such shares of Buyer Common Stock, without interest, at the time of the distribution, the amount of cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock.

(d) No Further Rights in SpinCo Common Stock. All shares of Buyer Common Stock issued upon the exchange of SpinCo Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to such shares of SpinCo Common Stock.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Buyer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of SpinCo Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of Buyer.

(f) Adjustments to Exchange Ratio. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or SpinCo Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Buyer Common Stock or SpinCo Common Stock (other than, in the case of SpinCo Common Stock, to the extent contemplated in the Separation Agreement) with a record date occurring on or after the date hereof and prior to the Effective Time, other than the issuance of stock by SpinCo in the Separation, stock split or reverse stock split in connection with the Put Right, or the other transactions contemplated by this Agreement and the Separation Agreement; provided that nothing in this Section 3.01(f) shall be construed to permit Seller or Buyer to take any action with respect to its securities that otherwise is prohibited by the terms of this Agreement.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the former holders of Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Buyer, upon demand, and any former holders of Shares who have not theretofore received shares of Buyer Common Stock in accordance with this Article III shall thereafter look only to Buyer for the Merger Consideration to which they are entitled pursuant to Section 2.03(a), any cash in lieu of fractional shares of Buyer Common Stock to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Buyer Common Stock to which they are entitled pursuant to Section 3.01(c) (subject to any abandoned property, escheat or similar Law).

(h) No Liability. None of Buyer, Bancorp, CB, SpinCo, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Buyer Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Persons otherwise entitled thereto in respect of which such deduction and withholding was made.

Section 3.02. Stock Transfer Books. From and after the Effective Time, the stock transfer books of SpinCo shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of SpinCo.

Section 3.03. No Appraisal Rights. No appraisal rights shall be available to holders of Shares in connection with the Merger.

ARTICLE IV
 PURCHASE AND SALE

Section 4.01. Purchase and Sale of the Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, CB shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from CB, free and clear of all Encumbrances other than Permitted Encumbrances, all of CB's right, title and interest in, to and under the following assets, properties and rights of CB, to the extent that such assets, properties and rights exist as of the Effective Time (collectively, the "Purchased Assets"):

(a) all investment securities, loans receivable and cash specifically identified on Section 4.01(a) of the Disclosure Schedules; and

(b) any other assets of CB set forth on Section 4.01(b) of the Disclosure Schedules.

Section 4.02. Excluded Assets. Other than the Purchased Assets and SpinCo Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets").

Section 4.03. Assumed Liabilities. Subject to the terms and conditions set forth herein and other than the SpinCo Liabilities, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due the following, and only the following, liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

(a) except as specifically provided in Section 8.05, all Liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements provided or sponsored by Buyer with respect to Buyer's employment of any Transferred Employee arising on or after the Closing;

(b) all deposit liabilities primarily associated with the Business on the books and records of CB as of the Effective Time (the "Deposits," and the holders of record of the Deposits are hereinafter referred to as the "Depositors"), together with all rights, duties, and obligations of CB associated therewith, including, but not limited to, the agreements with customers associated with such deposits (the "Deposit Agreements"), and the deposit accounts relating to the Deposits (the "Deposit Accounts"), accrued but unpaid interest expense on such Deposits, and CB's duties and responsibilities relating to the Deposits of which shall be set forth on Section 4.03(b) of the Disclosure Schedules as of September 30, 2017, and shall be updated, as applicable, to reflect the Deposits assumed by Buyer at the Effective Time; and

(c) any Liabilities and obligations of CB set forth on Section 4.03(c) of the Disclosure Schedules.

Section 4.04. Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of Seller not expressly assumed by Buyer pursuant to Section 4.03 (collectively, the "Excluded Liabilities"), including all of the following Liabilities and obligations:

(a) any Liabilities or obligations of the Seller, other than the Assumed Liabilities;

(b) any Liabilities or obligations for (i) Taxes relating to the operation of the Business or ownership or use of the SpinCo Assets or Purchased Assets on or prior to the Effective Time and (ii) any other Taxes of Seller or any stockholders or Affiliates of Seller (including Taxes allocated to Seller under Section 8.15 and Taxes arising out of or in connection with the Internal Reorganization, Distribution or Merger);

(c) except as specifically provided in Section 8.05, any Liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, (A) of any Employee on or prior to the Effective Time, or, (B) of any Employees who are not Transferred Employees, after the Closing, or (ii) workers' compensation claims or any other claims of any Employee which relate to events occurring prior to the Effective Time;

(d) except as specifically provided in Section 8.05, any Liabilities or obligation of Seller or any of its current or former Affiliates relating to or arising out of Benefit Plans or Seller's or any of its current or former Affiliates' employment of any employee or other service provider;

(e) any Liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(f) any Liability for any Action or threatened Action relating to the Business arising out of transactions or events occurring prior to the Closing Date;

(g) any Liability for any Action or threatened Action brought by any stockholder of Seller, including in connection with this Agreement and the transactions contemplated thereby; and

(h) any Liabilities and obligations relating to Specified Benefits.

Section 4.05. Closing Amount.

(a) Seller shall pay to Buyer a cash payment amount (the "Closing Amount") equal to the amount by which the value of certain of the Total Liabilities exceeds the value of certain of the Total Assets (if the value of certain of the Total Liabilities exceeds the value of certain of the Total Assets), as more particularly detailed on a settlement statement prepared in accordance with the terms of this Agreement, substantially in the form of Exhibit B to this Agreement (the "Preliminary Settlement Statement"), which is an example of the Preliminary Settlement Statement as of September 30, 2017 as if the Closing had occurred on September 30, 2017. The Preliminary Settlement Statement shall be prepared and dated as of three (3) Business Days prior to the Closing Date.

(b) Seller shall provide to Buyer back up documentation necessary to calculate the Closing Amount. The Closing Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Buyer to Seller no later than two (2) Business Days prior to the Closing Date. For purposes of calculating the Closing Amount, the value of the Total Assets shall be equal to the book value of such Total Assets in the hands of Seller as of immediately prior to the Closing (except as otherwise indicated on the Preliminary Settlement Statement), as determined in accordance with GAAP as applied by Seller in the preparation of Seller's audited financial statements for the year ended December 31, 2016 and the value of the Total Liabilities shall be equal to the face amount of such Total Liabilities in the hands of Seller as of immediately prior to the Closing.

(c) Within thirty (30) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller the adjusted settlement statement (the "Settlement Statement") and shall be as of the Effective Time. Buyer shall pay to Seller (or Seller shall pay to Buyer) an amount (the "Adjustment Payment") equal to the amount due and stated on the Settlement Statement. The Adjustment Payment shall be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party no later than two (2) Business Days prior to such payment.

Section 4.06. Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer shall deliver a schedule allocating the Merger Consideration (including any Total Liabilities treated as consideration for the Total Assets for Tax purposes) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by a mutually agreeable certified public accountant (the "Independent Accountant"). The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule, as ultimately finalized.

Section 4.07. Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 4.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset or SpinCo Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article IX, if Buyer, at its sole option, waives the condition in Section 9.01(c), the Closing shall occur notwithstanding the foregoing without any adjustment to the Merger Consideration on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all SpinCo Contracts or other liabilities that constitute SpinCo Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Effective Time; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor, unless the agreement being assigned requires payment of a de minimis review fee or similar fee, in which case, Seller shall be responsible for such payment. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant SpinCo Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Seller in accordance with Section 8.15.

(b) To the extent that any material asset of Seller utilized in connection with the Business on a non-exclusive basis, including a Contract that is not a SpinCo Contract (a "Shared Contract"), or any SpinCo Asset and/or SpinCo Liability cannot be transferred to Buyer following the Closing pursuant to this Section 4.07, Buyer and Seller shall provide, pursuant to the Transition Services Agreement or Section 8.21, or use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide, to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Shared Contract or SpinCo Asset and/or SpinCo Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto; provided that Buyer acknowledges that certain human resources, travel, corporate development, commercial banking, legal, accounting, finance, vendor management, insurance and tax-related functions provided to the Business by Seller will be taken over by Buyer at the Closing. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Effective Time. To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Shared Contract or SpinCo Asset and all income, proceeds and other monies received by Seller to the extent related to such Shared Contract or SpinCo Asset in connection with the arrangements under this Section 4.07. Notwithstanding anything herein to the contrary, the provisions of this Section 4.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 8.08. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain the agreement of the counterparties to any Shared Contracts to enter into new, separate Shared Contracts relating to the services of the respective businesses of Buyer and Seller.

Section 4.08. Voting Agreements. Each of the directors and executive officers of Buyer will, contemporaneously with the execution of this Agreement, execute and deliver a Voting Agreement, substantially in the form of Exhibit A hereto with Seller (the "Buyer Voting Agreements"), pursuant to which each of them agrees, among other things, to vote all shares of common stock of Buyer owned by such person in favor of the requisite approvals of Buyer in order to consummate the Contemplated Transactions, upon the terms and subject to the conditions set forth in the Buyer Voting Agreements. Buyer agrees that it will use its commercially reasonable efforts to obtain a Voting Agreement from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of common stock of Buyer who is not an executive officer or director of Buyer.

ARTICLE V
 CLOSING

Section 5.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stradley Ronon Stevens & Young LLP, 2005 Market Street, Suite 2600, Philadelphia, PA 19103, at 10:00 a.m. local time, a Business Day on or before June 30, 2018, and within 30 days after all of the conditions to Closing set forth in Article IX are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) as Seller and Buyer may mutually agree upon. The date on which the Closing is to occur is herein referred to as the "Closing Date."

Section 5.02. Effective Time. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") that shall be filed with the Secretary of State of the State of Florida and, if applicable, any federal or state bank regulatory agencies on or as nearly as practicable to the Closing Date. The "Effective Time" of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger. The closing of the Acquisition shall occur contemporaneously and become effective at the Effective Time.

Section 5.03. Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) an assignment and assumption agreement in a customary form to be reasonably agreed by Buyer and Seller (the "Assignment and Assumption Agreement"), duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(ii) a Transition Services Agreement (the "Transition Services Agreement"), duly executed by Seller, pursuant to which Seller shall provide Buyer with certain services that will be negotiated on an arms-length basis, on market terms, will be non-exclusive, and terminable without penalty by either Buyer or Seller;

(iii) the Seller Closing Certificate;

(iv) the FIRPTA Certificate;

(v) the certificates of the Secretary or Assistant Secretary of Seller required by Section 9.02(f) and Section 9.02(g);

(vi) the Books and Records;

(vii) the Purchased Assets that are capable of physical delivery;

(viii) all personnel records and employee files with respect to all Transferred Employees;

(ix) written copies of all required consents of third parties described in Section 9.02(j);

(x) the Closing Amount, if any; and

(xi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Assignment and Assumption Agreement duly executed by Buyer;

(ii) the Transition Services Agreement duly executed by Buyer;

(iii) the Buyer Closing Certificate; and

(iv) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 9.03(g) and Section 9.03(h).

ARTICLE VI
 REPRESENTATIONS AND WARRANTIES OF BANCORP

Section 6.01. Representations and Warranties of Bancorp relating to Bancorp. Except as set forth in the Disclosure Schedule, Bancorp hereby represents and warrants to Buyer that the statements contained in this Article VI are true and correct as of the date hereof.

(a) Organization and Qualification of Bancorp. Bancorp is a corporation duly organized, presently subsisting and in good standing under the Laws of the Commonwealth of Pennsylvania.

(b) Authority of Bancorp. Bancorp has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Bancorp is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby except for further action of the Bancorp Board and the CB Board required, if applicable, to (i) approve Transaction Documents to be executed after the date hereof and prior to or at Closing, and (ii) establish the Distribution Date, and the effectiveness of the declaration of the Distribution by the Bancorp Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). The execution and delivery by Bancorp of this Agreement and any other Transaction Document to which Bancorp is a party, the performance by Bancorp of its obligations hereunder and thereunder and the consummation by Bancorp of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Bancorp, except for further action of the Bancorp Board and the CB Board required, if applicable, to (i) approve Transaction Documents to be executed after the date hereof and prior to or at Closing, and (ii) establish the Distribution Date, and the effectiveness of the declaration of the Distribution by the Bancorp Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement), and in the case of the Merger, the adoption of this Agreement by CB as the sole stockholder of SpinCo. This Agreement has been duly executed and delivered by Bancorp, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the "Bankruptcy and Equity Exception"). When each other Transaction Document to which Bancorp is or will be a party has been duly executed and delivered by Bancorp (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Bancorp enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) No Conflicts; Consents. The execution, delivery and performance by Bancorp of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of Bancorp; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Bancorp or its assets; or (c) except as set forth in Section 6.01(c) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Bancorp under any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Bancorp is a party or by which Bancorp may be bound or affected; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Bancorp in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required as set forth in Section 6.01(c) of the Disclosure Schedules.

(d) Deposits.

(i) The Deposit Accounts and Deposit Agreements are genuine and enforceable obligations of Seller and were opened, extended, or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders.

(ii) All interest accrued or accruing on the Deposits has been properly credited thereto and properly reflected on Seller's books of account, and Seller is not in default in the payment of any thereof.

(iii) Seller has timely paid and/or performed its Liabilities and obligations relating to the Deposits.

(iv) All Deposit Agreements (other than certificates of deposit) legally permit Seller to unilaterally terminate, assign or modify such Deposit Agreements upon thirty (30) days prior written notice without the consent of the Depositor(s) and without penalty, subject to applicable law and the delivery of any notices required by such Deposit Agreements.

(v) None of the Deposits are subject to any Encumbrance or any legal restraint or other legal process, other than customary court orders, levies, and garnishments affecting Depositors.

(vi) All of the Deposits are insured by the Deposit Insurance Fund of the FDIC to the full extent provided by law.

Section 6.02. Representations and Warranties of Seller Relating to SpinCo. Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer that the statements contained in this Article VI are true and correct as of the date hereof.

(a) Organization and Qualification of SpinCo. SpinCo is a corporation duly organized, presently subsisting and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its assets where such assets are owned, leased and operated and to conduct its business as it is now being conducted. SpinCo is duly qualified to do business or licensed and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by law. SpinCo has made available to Buyer copies of the organization documents of SpinCo and such copies are true and complete as in effect as of the date of this Agreement.

(b) Authority of SpinCo. SpinCo has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which SpinCo is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby except for further action of the Bancorp Board and the CB Board required, if applicable, to (i) approve Transaction Documents to be executed after the date hereof and prior to or at Closing, and (ii) establish the Distribution Date, and the effectiveness of the declaration of the Distribution by the Bancorp Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). The execution and delivery by SpinCo of this Agreement and any other Transaction Document to which SpinCo is a party, the performance by SpinCo of its obligations hereunder and thereunder and the consummation by SpinCo of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of SpinCo, except for further action of the Bancorp Board and the CB Board required, if applicable, to (i) approve Transaction Documents to be executed after the date hereof and prior to or at Closing, and (ii) establish the Distribution Date, and the effectiveness of the declaration of the Distribution by the Bancorp Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement), and in the case of the Merger, the adoption of this Agreement by CB as the sole stockholder of SpinCo. This Agreement has been duly executed and delivered by SpinCo, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms subject to the Bankruptcy and Equity Exception. When each other Transaction Document to which SpinCo is or will be a party has been duly executed and delivered by SpinCo (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of SpinCo enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.

(c) Capital Structure of SpinCo.

(i) As of the date hereof, (i) the authorized capital stock of SpinCo consists of 100,000,000 Shares; (ii) 100 Shares are issued and outstanding and owned by CB; and (iii) no Shares are being held by SpinCo in its treasury. Immediately following the Distribution, (x) the number of shares issued and outstanding shall equal the total number of Shares contemplated by Section 2.03(c) of this Agreement, and the number of authorized Shares shall exceed that number and (y) no Shares will be held by SpinCo in its treasury.

(ii) Except in connection with the Merger and as provided for in the Separation Agreement, (i) there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the issued or unissued capital stock of SpinCo; (B) obligating SpinCo to issue or sell any shares of capital stock of, or other equity interests in, SpinCo; (C) obligating SpinCo to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (D) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Shares; and (ii) there are no contractual obligations of SpinCo to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, SpinCo or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, SpinCo or any other Person. All outstanding Shares are, and such Shares which may be issued prior to the Effective Time in accordance with the terms of this Agreement and the Separation Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Contracts or any provision of the articles of incorporation or bylaws of SpinCo.

(iii) There are no issued and outstanding bonds, debentures, notes or other indebtedness of SpinCo having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of SpinCo may vote. SpinCo is not a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any Shares.

(d) No Conflicts; Consents. The execution, delivery and performance by SpinCo of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of SpinCo; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to SpinCo or its assets; or (c) except as set forth in Section 6.02(d) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of SpinCo under any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which SpinCo is a party or by which SpinCo may be bound or affected; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to SpinCo in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required as set forth in Section 6.02(d) of the Disclosure Schedules.

(e) Business Financial Statements. Bancorp has previously made available to Buyer true copies of the Business Financial Statements, which are included in Section 6.02(e) of the Disclosure Schedules. The Business Financial Statements (i) were derived from and consistent with the books and records of Seller and (ii) fairly present in all material respects the consolidated financial position of the Business as of the respective dates for the respective periods therein set forth. "Business Financial Statements" means the unaudited consolidated balance sheet and income statement of the Business as of, and for the periods presented. The Business does not have any material liabilities that are of a nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (whether accrued, absolute, contingent, unliquidated or otherwise), other than liabilities (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Business Financial Statements, (ii) incurred in the ordinary course of business consistent with past practices since the date of the Business Financial Statements, (iii) incurred in connection with the transactions contemplated under this Agreement, or (iv) disclosed with particularity in this Agreement.

(f) Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 6.02(f) of the Disclosure Schedules, from December 31, 2016 until the date of this Agreement, Bancorp has operated the Business in the ordinary course of business consistent with past practice in all material respects and there has not, to Seller's Knowledge, been, with respect to the Business, any:

(i) event, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(ii) imposition of any Encumbrance upon any of the SpinCo Assets, except for Permitted Encumbrances;

(iii) loss, damage, destruction or other casualty affecting any material properties or assets thereof included therein, whether or not covered by insurance;

(iv) increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(v) adoption of any plan of liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(vi) any change in any method of accounting or accounting practice related to the Business;

(vii) any purchase, sale, or other disposition, or any agreement or other arrangement for the purchase, sale, or other disposition, of any of the material assets related to or used in connection of the Business other than in the ordinary course of business;

(viii) any disposal or lapse of any rights to use any Intellectual Property or disposal of or disclosure to any Person (other than in connection with evaluation of the transactions contemplated by this Agreement) of any trade secret, formula, process or know-how related to the Business not theretofore a matter of public knowledge other than pursuant to confidentiality agreements; or

(ix) any agreement to do any of the foregoing, or any action or omission by Bancorp that would result in any of the foregoing.

(g) Material Contracts.

(i) Section 6.02(g) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the SpinCo Assets or SpinCo Liabilities are bound or affected or (y) to which CB, Bancorp or SpinCo is a party or by which it is bound in connection with the Business or the SpinCo Assets or the SpinCo Liabilities (together with all Leases listed in Section 6.02(j)(ii) of the Disclosure Schedules, and all Intellectual Property Agreements listed in Section 6.02(k) of the Disclosure Schedules, collectively, the "Material Contracts"):

A. all Contracts with third parties other than those disclosed in Section 6.02(g)(i)(A) of the Disclosure Schedules involving aggregate payments allocated to the Business in excess of $50,000 annually or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than one hundred eighty (180) days' notice, and which are not Shared Contracts;

B. all Contracts that relate to the sale of any of the SpinCo Assets, other than in the ordinary course of business, for consideration in excess of $50,000;

C. except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $50,000;

D. all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand;

E. all collective bargaining agreements or Contracts with any labor organization, union or association;

F. any employment or consulting Contract that involves an aggregate future or potential liability in excess of $50,000;

G. any Contract providing for indemnification to or from any Person with respect to liabilities relating to the Business or the SpinCo Assets or the Purchased Assets;

H. any Contract containing non-competition or non-solicitation clauses with respect to the Business; and

I. all Contracts with the 50 clients or college or university systems of the Business with the largest student enrollments.

(ii) Except as set forth on Section 6.02(g)(ii) of the Disclosure Schedules, Bancorp is not in breach of, or default under, any Material Contract and, no event has occurred or failed to occur which (i) with the giving of notice or the lapse of time, or both, would constitute a default by Bancorp or, to Seller's Knowledge, any other party to any of the Material Contracts or (ii) gives any other party to any of the Material Contracts the right to terminate such Material Contract. Bancorp has delivered or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

(iii) Each Material Contract to which Bancorp, CB or SpinCo is a party is a legal, valid and binding obligation of Bancorp, CB or SpinCo, as applicable, enforceable in accordance with its terms and is in full force and effect and, subject to consent from a third party, if applicable, will continue to be in full force and effect on identical terms immediately following the Effective Time.

(h) Title to SpinCo Assets. Except as set forth in Section 6.02(h) of the Disclosure Schedules, Bancorp has good and valid title to, or a valid leasehold interest in, all of the SpinCo Assets, free and clear of Encumbrances except for Permitted Encumbrances. The Tangible Personal Property is in good and serviceable condition and repair, reasonable wear and tear excepted. At the Closing, Buyer will hold good and valid title to, or a valid lease or license interest in, all of the SpinCo Assets, free and clear of Encumbrances except for Permitted Encumbrances.

(i) Sufficiency of Assets. After giving effect to the Internal Reorganization, the SpinCo Assets and Transferred Employees, together with the Purchased Assets and the assets and services made available to Buyer through the Transition Services Agreement, are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the Business substantially as currently conducted; provided that Buyer acknowledges that certain human resources, travel, corporate development, commercial banking, legal, accounting, finance, vendor management, insurance and tax-related functions provided to the Business by Seller will be taken over by Buyer at the Closing. Except as set forth in Section 6.02(i) of the Disclosure Schedules or to the extent made available to Buyer through the Transition Services Agreement, the Excluded Assets do not include any material assets owned or used by Seller in connection with the conduct of the Business as conducted by Seller immediately prior to Closing.

(j) Real Property.

(i) Seller does not own any real property exclusively used in connection with the Business.

(ii) Section 6.02(j)(ii) of the Disclosure Schedules sets forth all material real property leased by Seller and exclusively used in connection with the Business (collectively, the "Leased Real Property"), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the "Leases").

(iii) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(iv) All Leases are in full force and effect, and there exists no default under any such lease by Seller or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller or any other party thereto and subject to consent from a third party, if applicable, will continue to be in full force and effect on identical terms immediately following the Effective Time.

(v) There are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property by Seller of the Business for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Leased Real Property.

(k) Intellectual Property.

(i) Section 6.02(k)(i) of the Disclosure Schedules sets forth a correct and complete list of (i) all Intellectual Property Registrations, (ii) material unregistered Intellectual Property and (iii) all Intellectual Property Agreements. Except as set forth in Section 6.02(k)(i) of the Disclosure Schedules, (i) Seller owns, free and clear of all Encumbrances, or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements, and (ii) immediately prior to giving effect to the Merger, SpinCo will own, free and clear of all Encumbrances, or will have the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements. The consummation of the transactions contemplated by this Agreement would not cause any of the Intellectual Property Assets to become invalid. Seller has not received any notice or claim challenging its ownership of any of the Intellectual Property owned (in whole or in part) by Seller, nor to Seller's Knowledge, is there a reasonable basis for any claim that it does not own any of such Intellectual Property.

(ii) Except as set forth in Section 6.02(k)(ii) of the Disclosure Schedules: (i) the conduct of the Business as currently conducted and the continued conduct of the Business following the Effective Time does not and will not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person and there has been no claim or Action asserted or, to Seller's Knowledge, threatened in connection with any of the foregoing since acquisition of the Business by Seller against Seller or its Affiliates; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets and no claim has been asserted or threatened in connection with any of the foregoing against any Person by Seller or its Affiliates since acquisition of the Business by Seller.

(iii) All reasonable best efforts have been used to protect the material confidential and proprietary information in Seller's Intellectual Property related to the Business.

(iv) There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property Assets.

(v) Neither Seller nor any of its Affiliates will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property Assets that is material to the conduct of the Business as currently conducted.

(vi) With respect to the Software used or held for use in the Business, to the Knowledge of Seller, (A) no such Software contains any device or feature designed to disrupt, disable or otherwise impair the functioning of any Software, and (B) no such Software is subject to the terms of any "open source" or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public. The SpinCo Assets and Intellectual Property Assets include any source code and documentation necessary to enable Buyer to maintain, modify and develop the Software used or held for use in the Business in substantially the same manner as Seller prior to the date hereof.

(vii) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer's right to own, use and hold for use any of the Intellectual Property Assets.

(viii) With respect to its operation of the Business, (A) Seller has complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection and the collection and use of personally identifiable information, (B) no claims have been asserted or, to the Knowledge of Seller, threatened against Seller or its Affiliates alleging a violation of any Person's privacy or personal information or data rights, (C) there have been no data breaches with respect to the Business since the acquisition of the Business by Seller, and (D) the consummation of the transactions contemplated hereby (including the Internal Reorganization and the Distribution) will not breach or otherwise cause any violation of any Law or rule, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by or on behalf of Seller in the conduct of the Business.

(l) Legal Proceedings; Governmental Orders.

(i) Except as set forth in Section 6.02(l)(i) of the Disclosure Schedules, (A) there are no Actions pending or, to Seller's Knowledge, threatened against or by Seller relating to or affecting the Business, the SpinCo Assets or the SpinCo Liabilities, (B) to Seller's Knowledge, no facts or circumstances exist that would reasonably be expected to result in any such action being asserted.

(ii) Except as set forth in Section 6.02(l)(ii) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the SpinCo Assets. To Seller's Knowledge and except as set forth in Section 6.02(l)(ii) of the Disclosure Schedules or as would not have a Material Adverse Effect, there are no threatened disputes or controversies between Seller and any Governmental Authority that would reasonably be expected to (i) adversely impact in any respect the SpinCo Assets, SpinCo Liabilities, or the Business, (ii) impair the Seller's ability to perform its obligations under this Agreement or the Separation Agreement or (iii) impair the validity or consummation of this Agreement or the transactions contemplated hereby.

(m) Compliance With Laws; Permits.

(i) Seller has been in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the SpinCo Assets, except to the extent set forth in Section 6.02(m)(i) of the Disclosure Schedules or to the extent any instances of non-compliance have been corrected, resolved or otherwise restored to material compliance with such Laws. Except for regularly scheduled examinations, audits and full and limited scope reviews conducted by Governmental Authorities under applicable federal and state banking laws, no investigation or review by any Governmental Authority concerning any failure or possible failure of Seller to comply with a Law by which any SpinCo Asset, SpinCo Liability or the Business may be bound or affected is pending, or, to the Knowledge of Seller, threatened.

(ii) All Permits required for Seller to carry on the Business as currently conducted or for the ownership and use of the SpinCo Assets (the "Applicable Permits") have been obtained by Seller and are valid and in full force and effect. Seller is in compliance in all respects with the terms and conditions of each such Applicable Permit and has received no written notice that it is in violation of any of the terms or conditions of such Applicable Permits.

(iii) None of the representations and warranties in Section 6.02(m) shall be deemed to relate to employee benefits matters (which are governed by Section 6.02(o)), employment matters (which are governed by Section 6.02(p) and Section 6.02(r)) or tax matters (which are governed by Section 6.02(q)).

(n) Brokers. Except as set forth in Section 6.02(n) of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

(o) Employee Benefit Matters.

(i) Section 6.02(o)(i) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits or otherwise (as listed on Section 6.02(o)(i) of the Disclosure Schedules, each, a "Benefit Plan").

(ii) Except as set forth in Section 6.02(o)(ii) of the Disclosure Schedules, to Seller's Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.

(iii) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA). Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(iv) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(v) Except as set forth in Section 6.02(o)(v) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (including the Internal Reorganization, the Separation or the consummation of the Merger) will: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business; or (iii) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

(vi) The representations and warranties set forth in this Section 6.02(o) are Seller's sole and exclusive representations and warranties regarding employee benefit matters.

(p) Employment Matters.

(i) Seller is not a party to any collective bargaining or other agreement with a labor organization representing any of the Employees. In the past three (3) years, there has not been, nor, to Seller's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(ii) Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees.

(iii) The representations and warranties set forth in this Section 6.02(p) and Section 6.02(r) are Seller's sole and exclusive representations and warranties regarding employment matters.

(q) Taxes.

(i) Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller has timely paid all Taxes due or claimed to be due from it (whether or not shown on any Tax Return) by a Governmental Authority. All amounts required to be collected or withheld by Seller with respect to Taxes related to the Business have duly collected or withheld and any such amounts that are required to be remitted to any Governmental Authority have been duly remitted. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. There are no claims, assessments, levies, administrative proceedings, or lawsuits pending or, to Seller's Knowledge, threatened by any taxing authority with respect to the Business, SpinCo Assets, Purchased Assets, SpinCo Liabilities or Assumed Liabilities; and no audit or investigation of any Tax Return of Seller with respect to the Business, SpinCo Assets, Purchased Assets, SpinCo Liabilities or Assumed Liabilities is currently underway or, to Seller's Knowledge, threatened.

(ii) With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer contain or will contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with all information reporting and tax withholding requirements under federal and state laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under the Internal Revenue Code of 1986, as amended.

(iii) Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(iv) Except for certain representations related to Taxes in Section 6.02(o), the representations and warranties set forth in this Section 6.02(q) are Seller's sole and exclusive representations and warranties regarding Tax matters.

(r) Transferred Employees. With respect to the Transferred Employees:

(i) There are no currently pending or, to the Knowledge of Seller, threatened litigation, arbitration, or administrative proceedings alleging a violation or claimed violation by Seller related to any health, safety, wage and hour, equal opportunity, anti-discrimination, labor or other law, ordinance, rule, regulation, or order governing the terms and conditions of employment;

(ii) Seller has maintained all material records that are required to be maintained related to the wages and hours of Transferred Employees;

(iii) Seller has complied in all material respects with applicable immigration laws related to employment verification.

(s) Books and Records. The Books and Records are complete, correct in all material respects, and have been maintained in accordance with good business practice in the ordinary course of business. Such Books and Records have been prepared, to the extent applicable, in accordance with GAAP as consistently applied throughout the periods involved (subject to normal year-end adjustments).

(t) Regulatory Compliance. Except as set forth in Section 6.02(t) of the Disclosure Schedules, all reports, records, and other documents or information involving any of the SpinCo Assets or SpinCo Liabilities or the operation of the Business that are required to be filed by Seller with any Governmental Authority have been duly and timely filed and all information and data contained in such reports, records, or other documents is true, accurate, and correct in all material respects. As of the date of this Agreement, Seller has not received written notice from any Governmental Authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. To Seller's Knowledge, no condition or fact exists with respect to Seller that would impede or delay receipt of the necessary regulatory approvals with respect to the transactions contemplated by this Agreement.

(u) Insurance Coverage. The Business is insured against such risks and in such amounts and with such coverage customarily carried by such Persons conducting business similar to the Business or owning assets similar to the SpinCo Assets. Since acquisition of the Business by Seller, all premiums payable under all insurance policies that currently cover the assets, business, operations and employees of the Business have been timely paid, and Seller has otherwise complied in all material respects with the terms and conditions of such policies. Since acquisition of the Business by Seller, there is no material claim by Seller or any of its Affiliates pending under any such policies to which coverage has been denied by the underwriters of such policies. No insurer has threatened a termination, or material alteration, of coverage under such policies, except notices required to be given by applicable Law prior to the expiration of any policy advising that coverage will terminate by its terms if such policy is not renewed.

(v) No Undisclosed Liabilities. Seller has no Liability related to the Business (and no basis exists for any Liability) except for (i) Liabilities appropriately reflected or reserved against in the Business Financial Statements and (ii) Liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2016.

(w) No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business, the SpinCo Assets and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VII
 REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article VII are true and correct as of the date hereof.

Section 7.01. Organization and Qualification; Capitalization.

(a) Buyer has been duly incorporated and is validly existing as a banking corporation in good standing under the laws of the State of Florida, with the requisite corporate power and authority to carry on its business as now being conducted, and, will have obtained any requisite regulatory approval required in order to conduct its business and the Business following the Closing, and, if necessary, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts its business in a manner or to an extent that would require such qualification, other than such failures to be so qualified or in good standing as, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer is an insured depository institution pursuant to the provisions of the Federal Deposit Insurance Act, as amended, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(b) The authorized capital stock of Buyer consists of 5,000,000 shares of Buyer Common Stock, of which 1,554,592 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares of preferred stock are issued and outstanding. In connection with the Closing and the filing and effectiveness of the Amendment to an Articles of Incorporation (the "Amendment"), Buyer's authorized Buyer Common Stock will increase to 100,000,000 shares and there shall also be authorized for issuance 10,000,000 shares of Buyer preferred stock. As of the date of this Agreement, as well as immediately prior to the Closing, all outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of Buyer's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Buyer. Other than as disclosed on in Section 7.01(b) of the Disclosure Schedules, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of Buyer, or contracts, commitments, understandings or arrangements by which Buyer is or may become bound to issue additional shares of capital stock of Buyer or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Buyer. There are no agreements or arrangements under which Buyer is obligated to register the sale of any of its securities under the Securities Act. There are no outstanding securities or instruments of Buyer which contain any redemption or similar provisions, and, except for the Put Right to current shareholders of Buyer described on Section 7.01(b) of the Disclosure Schedules, there are no contracts, commitments, understandings or arrangements by which Buyer is or may become bound to redeem a security of Buyer. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Buyer Common Stock. Buyer does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.

Section 7.02. Subsidiaries. Except as set forth in Section 7.02 of the Disclosure Schedules, Buyer has no direct or indirect subsidiaries. Buyer does not, directly or indirectly, own any joint venture or similar entity or capital stock or hold any equity or similar interests.

Section 7.03. Authorization; Enforcement; Validity. Buyer has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and, subject to receipt of the Required Stockholders Vote and the effectiveness of the Amendment, to issue the Common Shares in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by Buyer and, subject to the effectiveness of the Amendment, the consummation by Buyer of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Common Shares, have been duly authorized by Buyer's Board of Directors and no further consent or authorization in connection therewith is required by Buyer, its Board of Directors or its shareholders. The Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to Bankruptcy and Equity Exception, and except that rights to indemnification and contribution thereunder may be limited by virtue of public policy by federal or state securities and banking laws. The Board of Directors of Buyer has (i) determined that the Contemplated Transactions are in the best interests of Buyer, (ii) approved this Agreement and the transactions contemplated hereby and (iii) subject to Section 7.01(b), resolved to recommend (A) the approval of the increase in authorized capital stock of Buyer in connection with the Capital Raise and any other related amendments to Buyer's articles of incorporation, if applicable, in order to consummate the Contemplated Transactions by the stockholders of Buyer and (B) the Merger (the "Board Recommendation") at the Stockholders' Meeting.

Section 7.04. Issuance of Common Shares. The Common Shares to be issued by Buyer hereunder shall have been duly authorized and, when issued and delivered to SpinCo's shareholders against full payment therefore in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with the holders being entitled to all rights accorded to a holder of Common Stock. The Common Shares being issued hereby will be held in book-entry form and will validly represent SpinCo shareholder's ownership in the Common Shares. The issuance to SpinCo's shareholders of the Buyer Common Stock by Buyer will be exempt from registration under the Securities Act.

Section 7.05. Adequate Capitalization. As of June 30, 2017, Buyer meets or exceeds the standards necessary to be considered "well capitalized" under the FDIC's regulatory framework for prompt corrective action and is in compliance with all regulatory capital requirements of the State of Florida.

Section 7.06. No Conflicts. Upon the approval of the Amendment by the Florida Office of Financial Regulation and the filing of the Amendment with the Florida Secretary of State and its effectiveness prior to Closing, neither the consummation of the transactions contemplated by this Agreement and the issuance of the Common Shares nor the consummation of the transactions contemplated hereby will (i) result in a violation of Buyer's Articles of Incorporation, as amended (the "Articles of Incorporation"), or Buyer's Bylaws ("Bylaws") or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Buyer is a party, except, in each case in this clause (ii), for such conflicts, defaults or events of default which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iii) except as would not reasonably be expected to result in a Buyer Material Adverse Effect, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations, assuming the correctness of the representations and warranties made by SpinCo or Bancorp herein) applicable to Buyer or by which any property or asset of Buyer is bound or affected.

Section 7.07. Consents. Except for any report or notice required under any applicable state or federal securities laws, and any bank regulatory approval required in connection with the consummation of the transactions contemplated by this Agreement, Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court, regulatory or self-regulatory agency or other Governmental Entity or any other Person in order for it to execute, deliver or perform any of its obligations under the Transaction Documents to which it is a party in accordance with the terms hereof or thereof. Buyer is unaware of any facts or circumstances that might prevent Buyer from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence required to be obtained or effected.

Section 7.08. Regulatory Enforcement Matters; Distributions.

(a) Neither Buyer nor any of its respective officers, directors or employees, is subject or is party to, or has received any notice from any Governmental Entity that any of them shall become subject or party to any investigation with respect to any cease-and-desist order, agreement, civil monetary penalty, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of, any Governmental Entity that, in any such case, currently restricts in any material respect the conduct of the business of Buyer or that in any manner relates to the current capital adequacy, credit policies, management or business of Buyer (each, a "Regulatory Action"), nor has Buyer been advised by any Governmental Entity that it is considering issuing or requesting any such Regulatory Action; and there is no unresolved material violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Buyer.

(b) To Buyer's Knowledge, there are no facts and circumstances that would cause it: (A) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than "satisfactory"; (B) to be deemed to be operating in violation, in any material respect, of Bank Secrecy Act of 1970, as amended (the "Bank Secrecy Act"), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act"), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other anti-money laundering statute, rule or regulation (each an "AML Order"); or (C) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state law and regulation and common law. None of Buyer or any director, officer or employee of Buyer has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 7.09. Compliance with Law and Other Matters.

(a) Buyer is not in violation of any material domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders or decrees applicable thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) To Buyer's knowledge, there are no facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action. Buyer's Board of Directors has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and it has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

Section 7.10. Questionable Payments. Neither Buyer, nor any directors, officers, nor to Buyer's knowledge, employees, agents or other persons acting at the direction of or on behalf of Buyer has, in the course of its actions for, or on behalf of, Buyer: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influenced payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

Section 7.11. Financial Statements. From and after December 31, 2015, all financial statements of Buyer complied as to form in all material respects with applicable accounting requirements, and have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto and (ii) in the case of unaudited interim financial statements, to the extent they may exclude footnotes, may be subject to customary year-end adjustments or may be condensed or summary statements) and fairly present in all material respects the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 7.12. Absence of Certain Changes. Since December 31, 2016, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Buyer Material Adverse Effect, (ii) Buyer has not incurred any material liabilities (contingent or otherwise) other than trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice, (iii) Buyer has not altered its critical accounting policies or the identity of its auditors, (iv) Buyer has not purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Buyer has not issued any equity securities to any officer, director or affiliate.

Section 7.13. No Undisclosed Events, Liabilities, Developments or Circumstances. Other than the impact of completion of the transactions contemplated by this Agreement and the Put Right, there are no obligations or liabilities of Buyer that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

Section 7.14. Conduct of Business; Regulatory Permits. Buyer is not in violation of any term or provision of its Articles of Incorporation or Bylaws. Buyer is not in violation in any material respect of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to Buyer. Buyer possesses all material certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct its business as presently conducted and as is proposed to be conducted following consummation of the Acquisition. Buyer has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Section 7.15. Transactions With Affiliates. Other than as disclosed in Section 7.15 of the Disclosure Schedules, none of the officers, directors or employees of Buyer, or any of the officers or directors or employees of Buyer proposed in connection with the Acquisition, is, directly or indirectly, presently a party to any transaction with Buyer (other than for ordinary course services as employees, officers or directors), which is, taken individually or in the aggregate with other unreported transactions, material, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

Section 7.16. Indebtedness and Other Contracts. Other than as disclosed in Buyer's financial statements or in Section 7.16 of the Disclosure Schedules, Buyer (i) does not have any outstanding Indebtedness (as defined below), (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Buyer Material Adverse Effect, or (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Buyer Material Adverse Effect.

Section 7.17. Absence of Litigation. Except as in the ordinary course of Buyer's business, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, commission, self-regulatory organization or body or other Governmental Entity pending or, to the knowledge of Buyer, threatened against or affecting Buyer, the Common Stock or any of Buyer's officers or directors.

Section 7.18. Insurance. Buyer is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Buyer believes to be prudent and customary in the businesses and location in which Buyer is engaged. Buyer has not been refused any insurance coverage sought or applied for, and, other than as disclosed in Section 7.18 of the Disclosure Schedules, Buyer does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Buyer Material Adverse Effect.

Section 7.19. Employee Relations and Benefits.

(a) No material labor dispute exists or, to Buyer's knowledge, is threatened with respect to any of the current employees of Buyer that would have, or would reasonably be expected to have, a Buyer Material Adverse Effect. Buyer is not a party to any collective bargaining agreement and does not employ any member of a union. Buyer believes that its relations with its employees are satisfactory. Other than in connection with changes resulting from the introduction of the proposed new management team after the completion of the Acquisition, and other than as disclosed in Section 7.19 of the Disclosure Schedules, no executive officer of Buyer has notified Buyer that such officer intends to leave Buyer or otherwise terminate such officer's employment with Buyer. Other than as disclosed in Section 7.19 of the Disclosure Schedules, the transactions contemplated by this Agreement will not, either alone or in combination with the consummation of the Acquisition, (A) result in any payment (including severance or similar payments) becoming due to any current or former employee, officer or director of Buyer under any Buyer Benefit Plan (as defined below) or otherwise, or (B) result in any acceleration of the time of payment or vesting of any such benefits under any Buyer Benefit Plan. For purposes of this Agreement, "Buyer Benefit Plan" means each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, welfare and fringe-benefit agreement, plan, policy and program of Buyer in effect and covering one or more employees, former employees, directors, or their respective dependents, spouses, or other beneficiaries.

(b) Buyer is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

(c) Buyer is in compliance in all material respects with all presently applicable provisions of the ERISA; no "reportable event" (as defined in ERISA), other than those events as to which the thirty-day notice period is waived, has occurred with respect to any "pension plan" (as defined in ERISA) for which Buyer would have any material liability; Buyer has not incurred and does not reasonably expect to incur liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (B) Sections 412 or 4971 of the Code; and each "Pension Plan" for which Buyer would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to result in the loss of such qualification.

Section 7.20. Title. Buyer has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects, except for liens and encumbrances which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Buyer. Any real property and facilities held under lease by Buyer are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and buildings by Buyer.

Section 7.21. Intellectual Property Rights. Buyer owns or possesses adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights ("Intellectual Property Rights") necessary to conduct its business as conducted on the Effective Date. To the knowledge of Buyer, no product or service of Buyer infringes the Intellectual Property Rights of others. Except as would not reasonably be expected to have a Buyer Material Adverse Effect, Buyer has not received notice of any claim being made or brought, or, to the knowledge of Buyer, being threatened, against Buyer regarding (i) its Intellectual Property Rights, or (ii) that the products or services of Buyer infringe the Intellectual Property Rights of others. Buyer is not aware of any facts or circumstances which might give rise to any of the foregoing claims.

Section 7.22. Environmental Laws. To Buyer's knowledge, Buyer (i) is in compliance with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 7.23. Tax Status. Buyer (i) has prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and required to be filed through the Effective Date, subject to permitted extensions, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except in the case of clauses (i) and (ii) above, where the failure to so pay or file any such tax, assessment, charge or return would not result in a Buyer Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of Buyer, there is no reasonable basis for any such claim.

Section 7.24. Internal Accounting and Disclosure Controls. Buyer has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Since December 31, 2015, neither Buyer nor, to Buyer's Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer has received or otherwise had or obtained Buyer's Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer has engaged in questionable accounting or auditing practices.

Section 7.25. Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between Buyer and an unconsolidated or other off-balance sheet entity.

Section 7.26. Investment Company Status. Buyer is not, and upon consummation of the issuance of the Common Shares will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" of, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

Section 7.27. Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Shares to be sold to SpinCo or Bancorp hereunder will be, or will have been, fully paid or provided for by Buyer, and all laws imposing such taxes will be or will have been complied with.

Section 7.28. Brokers. Except for the parties identified in Section 7.28 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 7.29. Solvency. Immediately after giving effect to the Contemplated Transactions, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the Contemplated Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 7.30. Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 7.31. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, the SpinCo Assets and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article VI of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the SpinCo Assets, the Purchased Assets or this Agreement, except as expressly set forth in Article VI of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VIII
 COVENANTS

Section 8.01. Conduct of Business by Seller Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or with respect to actions taken by Seller in furtherance of the Internal Reorganization, the Contribution and the Distribution, or as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact, with respect to the Business, its current organization, operations and franchises and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, suppliers and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall not without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) enter into any Contract relating to the Business outside the ordinary course of business involving aggregate payments by Seller with respect to the Business in excess of $250,000 per year. Without limiting the generality of the foregoing, and except as set forth in Section 8.01 of Seller's Disclosure Schedule, during such period Seller shall not without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), with respect to the Business:

(a) (i) issue, sell, pledge or dispose of; (ii) grant an Encumbrance on or permit an Encumbrance to exist on; or (iii) authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of SpinCo, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of SpinCo;

(b) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any capital stock of SpinCo;

(c) divest, sell, lease, assign, or license to any Person or otherwise transfer any material SpinCo Asset (except in each case in connection with a transaction not prohibited by Section 8.11(b)) or create or incur any Encumbrance on any material SpinCo Asset (other than Permitted Encumbrances);

(d) take any action or fail to take any action, individually or in a series of actions or inactions, outside the ordinary course of business consistent with past practice, that would reasonably be expected to diminish the value of the SpinCo Assets in any material respect;

(e) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or any successor thereto or that would reasonably be expected to, after the Closing Date, limit, restrict or curtail in any material respect the Business or Buyer or any of its Affiliates from engaging or competing in the Business, in any location or with any Person or from soliciting or engaging any clients;

(f) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Transferred Employee; (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with any Transferred Employee (other than annual increases made in the ordinary course of business consistent with past practice); (iii) enter into any employment, deferred compensation, or other similar agreement (or amend any such existing agreement) with any Transferred Employee; (iv) establish, adopt, or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock, or other benefit plan or arrangement covering any Transferred Employee; (v) increase compensation, bonus, or other benefits payable to any Transferred Employee (other than annual increases made in the ordinary course of business consistent with past practice); or (vi) hire or terminate without cause any Transferred Employee or transfer any Transferred Employee in or out of the Business, except in each case in the ordinary course of business;

(g) initiate, settle, or offer or propose to settle any proceeding against, involving or affecting the Business for an amount in excess of $250,000; provided, however, the foregoing prohibition shall not apply to the matters set forth on Section 6.02(l)(i) of the Disclosure Schedule;

(h) enter into any Contract, which would constitute a SpinCo Asset or a SpinCo Liability if it existed as of the date hereof except for any Contract involving aggregate payments less than or equal to $50,000 per year;

(i) to the extent relating to the SpinCo Assets or the Business, or otherwise having a material adverse effect on the SpinCo Assets or the Business: (i) fail to file any Tax Return or pay any material Taxes when due; (ii) make or change any uncontested material Tax election; (iii) change any annual accounting period; (iv) adopt or change any material Tax accounting method or procedure, other than as required by law; (v) file any amended Tax Return; (vi) enter into any closing agreement with respect to Taxes; (vii) settle any material Tax claim or Tax assessment; (viii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; and (ix) take any other similar action relating to the filing of any material Tax Return or payment of any material Tax;

(j) offer any deposits that will be Deposits at Closing with terms, rates or conditions that are materially inconsistent with Seller's past practices except in the ordinary course of business, consistent with competitive conditions within the relevant market, or in line with the movement of interest rates generally;

(k) agree, authorize, resolve, or commit to do any of the foregoing.

Section 8.02. Conduct of Business by Buyer Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Seller (which consent shall not be unreasonably withheld or delayed), Buyer shall (a) conduct the Buyer's business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact its current Buyer's business organization, operations and franchises and to preserve the rights, franchises, goodwill and relationships of Buyer's employees, customers, suppliers and others having relationships with the Buyer's business. Without limiting the foregoing, from the date hereof until the Closing Date, Buyer shall not without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) enter into any Contract relating to the Buyer's business outside the ordinary course of business involving aggregate payments in excess of $250,000 per year. Without limiting the generality of the foregoing, and except as set forth in Section 8.02 of Buyer's Disclosure Schedule, during such period Buyer shall not without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), with respect to the Buyer's business:

(a) offer any deposits that will be Deposits at Closing with terms, rates or conditions that are materially inconsistent with Seller's past practices except in the ordinary course of business, consistent with competitive conditions within the relevant market, or in line with the movement of interest rates generally;

(b) amend or modify the Organizational Documents of Buyer, other than amendments or modifications necessary (i) to increase the number of authorized shares of Buyer's Common Stock to allow for sufficient shares of Buyer's Common Stock to be issued to SpinCo shareholders in connection with the Merger and in connection with the Capital Raise and (ii) to comply with the listing standards of a national securities exchange in connection with the listing of Buyer's Common Stock on such national securities exchange;

(c) (i) issue, sell, pledge or dispose of, (ii) grant an Encumbrance on or permit an Encumbrance to exist on, or (iii) authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of Buyer, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of Buyer, other than issuance of shares of Buyer's Common Stock upon the exercise of options, agreements with respect to the Put Right, and other rights to acquire shares of Buyer's Common Stock outstanding as of the date of this Agreement in accordance with their terms and the issuance of any options and other rights to acquire shares of Buyer's Common Stock pursuant to the terms of any employment agreement outstanding as of the date of this Agreement in accordance with their terms;

(d) declare or pay any dividends on or make other distributions in respect of any of Buyer's capital stock;

(e) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any capital stock of Buyer, other than in connection with the Put Right;

(f) merge or consolidate Buyer with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Buyer, other than internal reorganizations in the ordinary course of business that would not have a material adverse effect on Buyer or the transactions contemplated by this Agreement;

(g) divest, sell, lease, assign, or license to any Person or otherwise transfer (except in each case in connection with a transaction not prohibited by Section 8.12), or create or incur any Encumbrance (other than Permitted Encumbrances) on, any Buyer asset;

(h) take any action or fail to take any action, individually or in a series of actions or inactions, outside the ordinary course of business consistent with past practice, that would reasonably be expected to diminish the value of the Buyer's business in any material respect;

(i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Buyer's Business or any successor thereto (including, for the purposes of this sub-paragraph (i), the conduct of business including the Business acquired from Sellers pursuant to this Agreement) or that would reasonably be expected to, after the Closing Date, limit, restrict or curtail in any material respect the Buyer's business or Buyer or any of its Affiliates from engaging or competing in the Buyer's business, in any location or with any Person or from soliciting or engaging any clients (including, for the purposes of this sub-paragraph (i), the conduct of business including the Business acquired from Sellers pursuant to this Agreement);

(j) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Buyer employee; (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with any Buyer Employee (other than annual increases made in the ordinary course of business consistent with past practice); (iii) enter into any employment, deferred compensation, or other similar agreement (or amend any such existing agreement) with any Buyer employee; (iv) establish, adopt, or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock, or other benefit plan or arrangement covering any Buyer employee; (v) increase compensation, bonus, or other benefits payable to any Buyer employee (other than annual increases made in the ordinary course of business consistent with past practice); or (vi) hire or terminate without cause any Buyer employee except in the ordinary course of business;

(k) initiate, settle, or offer or propose to settle any proceeding against, involving or affecting the Buyer's business for an amount in excess of $250,000; provided, however, the foregoing prohibition shall not apply to the matters set forth on Section 8.02(k) of the Disclosure Schedule;

(l) enter into any Contract, except for any Contract involving aggregate payments less than or equal to $50,000 per year;

(m) (i) fail to file any Tax Return or pay any material Taxes when due; (ii) make or change any uncontested material Tax election; (iii) change any annual accounting period; (iv) adopt or change any material Tax accounting method or procedure, other than as required by law; (v) file any amended Tax Return; (vi) enter into any closing agreement with respect to Taxes; (vii) settle any material Tax claim or Tax assessment; (viii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; and (ix) take any other similar action relating to the filing of any material Tax Return or payment of any material Tax;

(n) sell, transfer, pledge, encumber or otherwise dispose of any of Buyer's assets or enter into any agreement with respect to any such transaction outside the ordinary course of business consistent with past practice;

(o) agree, authorize, resolve, or commit to do any of the foregoing.

Section 8.03. Access to Information.

(a) From the date hereof until the Closing, Seller shall (i) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data constituting the Total Assets; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 8.03(a) shall be submitted or directed exclusively to Seller's Chief Financial Officer, or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property. Buyer and Seller shall, and shall cause each of their Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 8.03(a). In addition to the obligations of Buyer under the Confidentiality Agreement, Buyer shall not, and shall cause each of its Representatives not to, disclose any information provided by Seller or any of Seller's Representatives to Buyer or any of Buyer's Representatives that Seller identifies as material, non-public information unless Buyer has first obtained from the proposed recipient of such material, non-public information such proposed recipient's written agreement to keep such material, non-public information confidential, in form and substance reasonably satisfactory to Seller.

(b) From the date hereof until the Closing, Buyer shall (i) afford Seller and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data relating to the Buyer's business; (ii) furnish Seller and its Representatives with such financial, operating and other data and information related to the Buyer's business as Seller or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Buyer to cooperate with Seller in its investigation of the Buyer's business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Buyer, under the supervision of Buyer's personnel and in such a manner as not to interfere with the conduct of the Buyer's business. All requests by Seller for access pursuant to this Section 8.03(b) shall be submitted or directed exclusively to Buyer's Chief Financial Officer, or such other individuals as Buyer may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose any information to Seller if such disclosure would, in Buyer's sole discretion: (x) cause significant competitive harm to Buyer and the Buyer's business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Buyer and Seller shall, and shall cause each of their Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 8.03(b). In addition to the obligations of Seller under the Confidentiality Agreement, Seller shall not, and shall cause each of its Representatives not to, disclose any information provided by Buyer or any of Buyer's Representatives to Seller or any of Seller Representatives that Buyer identifies as material, non-public information unless Seller has first obtained from the proposed recipient of such material, non-public information such proposed recipient's written agreement to keep such material, non-public information confidential, in form and substance reasonably satisfactory to Buyer.

Section 8.04. Supplement to Disclosure Schedules.

(a) From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules of Seller hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Seller Schedule Supplement"). Any disclosure in any such Seller Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 9.02(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Seller Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect thereto.

(b) From time to time prior to the Closing, Buyer shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules of Buyer hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Buyer Schedule Supplement"). Any disclosure in any such Buyer Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 9.02(b) have been satisfied; provided, however, that if Seller has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Buyer Schedule Supplement, then Seller shall be deemed to have irrevocably waived any right to terminate this Agreement with respect thereto.

Section 8.05. Employees and Employee Benefits.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment (i) effective as of the Effective Time, to each Employee whose name is set forth in Section 8.05(a)(i) of the Disclosure Schedules (the Employees who accept such employment and commence employment on the Effective Time, the "Transferred Employees"). In the event any Transferred Employee is entitled to commission under a Contract that is a SpinCo Asset or a SpinCo Liability (or subject to Section 8.21)) (regardless of whether such Contract was entered into before or after Closing), Buyer shall be responsible for paying such commission to the extent it relates to the Business; provided that such commissions will be reflected on the Preliminary Settlement Statement as a Specified Liability. In the event an Employee of Seller who is not a Transferred Employee is entitled to commission under a Contract that is a SpinCo Asset or a SpinCo Liability (or subject to Section 8.21), and such commission relates to the Business, Buyer shall reimburse Seller for such commission. For the avoidance of doubt, Seller shall be responsible for any commissions due and payable to Transferred Employees relating to any business of Seller other than the Business.

(b) Except as set forth in Section 8.05(b) of the Disclosure Schedules, during the period commencing on the Closing Date and ending on the date which is six (6) months after such date (or if earlier, the date of the Transferred Employee's termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities consistent with Buyer's annual and long term bonus programs; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Buyer to its employees; and (iv) severance benefits that are no less favorable than the practice, plan or policy of Buyer.

(c) With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, "Buyer Benefit Plans") for the benefit of any Transferred Employee, effective as of the Closing, as applicable, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(d) Effective as of Closing, as applicable, and thereafter, Buyer shall use commercially reasonable efforts to waive any eligibility waiting periods and evidence of insurability requirements under any health plan of Buyer or an Affiliate of Buyer extended to Transferred Employees and their eligible dependents, and shall use commercially reasonable efforts to fully credit each Transferred Employee with all deductible payments, co-payments and other out-of-pocket expenses paid by such Employee under the health benefit plans of Seller prior to the Closing with respect to the plan year in which the Closing occurs for purposes of determining the extent to which any such Employee and his dependents have satisfied his, her or their deductible and/or reached an out of pocket maximum under any health benefit plan of Buyer (or Affiliate of Buyer) extended to Transferred Employees after the Closing.

(e) Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Effective Time. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers' compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(f) Buyer and Seller intend that the transactions contemplated by this Agreement should not result in a payment of severance, change of control or other similar benefits (collectively, "Specified Benefits") under Seller's plan or policy or any other agreement or arrangement with respect to any Transferred Employee, and, accordingly, Seller shall, prior to Closing, take all actions necessary or advisable to amend its Specified Benefits policies or plans or any other agreement or arrangement to so provide. Seller shall be liable and hold Buyer harmless for any statutory, common law, contractual or other Specified Benefits-related Liability and other similar obligations with respect to any Employee, including any Transferred Employee, if any such Liability or other similar obligation arises from a contractual or legal obligation of Seller to such Transferred Employee. Buyer shall be liable and hold Seller harmless for any claims relating to the employment of any Transferred Employee by Buyer arising after the Effective Time; provided, however, nothing in this Agreement shall limit or mitigate Seller's Liability and obligations under the preceding sentences of this Section 8.05(f).

(g) Seller shall not commit or permit any act or omission which would directly or indirectly give rise to any Liability or other obligation on the part of Buyer or any of its Affiliates (or any group health plan relating to Buyer or any of its Affiliates) as or in relation to a "successor employer" (x) under Code Section 4980B or Sections 601-608 of ERISA or other applicable Law in connection with the transactions contemplated by this Agreement or any group health plan relating to Seller or any of its Affiliates, or (y) in connection with any Benefit Plan.

(h) This Section 8.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 8.05 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 8.06. Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 8.06 shall nonetheless continue in full force and effect.

Section 8.07. Tax Matters.

(a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3 and the parties hereto hereby adopt it as such. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to ensure the tax treatment described in Section 8.07(b) below, and will not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent such treatment. Following the Effective Time, none of Bancorp, CB, Buyer nor any of their Affiliates shall knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the parties from achieving such tax treatment.

(b) Buyer and Seller shall cooperate and use their respective reasonable best efforts in order for (i) Buyer to obtain the opinion of Nelson Mullins Riley & Scarborough LLP ("Buyer Tax Counsel"), in form and substance reasonably acceptable to Buyer, dated as of the Closing Date to the effect that, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters and on the assumption that the conclusion in clause (ii)(A) of this Section 8.07(b) is correct, for U.S. federal income Tax purposes the Merger should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that each of Buyer and SpinCo should be a party to the reorganization within the meaning of Section 368(b) of the Code ("Buyer Merger Tax Opinion"); (ii) Seller to obtain the opinion of Stradley Ronon Stevens & Young, LLP ("Seller Tax Counsel"), in form and substance reasonably acceptable to Seller, dated as of the Closing Date to the effect that, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters, for U.S. federal income Tax purposes, (A) (1) the Contribution and Internal Spin, taken together, should constitute a "reorganization" within the meaning of Section 368(a) of the Code and each of CB and SpinCo will be a party to the reorganization within the meaning of Section 368(b) of the Code, (2) the Internal Spin and the Distribution should each qualify as a distribution of the SpinCo Common Stock pursuant to Section 355 of the Code, and as a transaction in which the stock distributed thereby is "qualified property" for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (3) the Merger should not cause Section 355(e) of the Code to apply to the Distribution; and (B) the Merger should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that each of Buyer and SpinCo should be a party to the reorganization within the meaning of Section 368(b) of the Code (the "Seller Tax Opinions"), and (iii) any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement to be timely filed.

(c) As a condition precedent to the rendering of the Buyer Merger Tax Opinion and the Seller Tax Opinions, Buyer, Bancorp, CB and SpinCo, and others, if required, shall execute and deliver to Buyer Tax Counsel and Seller Tax Counsel the Tax Representation Letters as of (i) the Closing Date and (ii) the date for filing any Tax opinion required to be filed with the SEC in connection with the filing of either of the Registration Statements; provided, however, that (x) the foregoing does not require that any Person make a representation that they do not believe to be accurate and (y) each of Buyer and Seller, respectively, shall be entitled to a reasonable amount of time to provide the other Party with written comments to the Tax Representation Letters in support of the Buyer Merger Tax Opinion and the Seller Tax Opinions, respectively.

(d) Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

Section 8.08. Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. In connection with the foregoing, Seller agrees to, if required by the Board of Governors of the Federal Reserve System (the "FRB") submit to the FRB's standard passivity and anti-association commitments with respect to Buyer in connection with the Contemplated Transactions and to make any other filings required by the FRB in order to consummate the Contemplated Transactions. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of Buyer's undertakings pursuant to this Section 8.08, Buyer agrees to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any interactions, written or otherwise between Buyer and its state and federal banking regulators, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 6.01(c) of the Seller Disclosure Schedules and Section 6.02(d) of the Buyer Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested, except for a de minimis review fee or similar fee.

Section 8.09. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(iii) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Seller shall:

(iv) retain the books and records (including personnel files) of Seller that are not Purchased Assets and which relate to the Business and its operations for periods prior to the Closing; and

(v) upon reasonable notice, afford Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(b) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 8.09 where such access would violate any Law.

Section 8.10. Closing Conditions.

(a) From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article IX hereof.

(b) To the extent such filing is required by applicable Law in connection with the transactions contemplated by this Agreement, as promptly as reasonably practicable following the date of this Agreement, the Bancorp shall cause SpinCo to prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form 10 (the "SpinCo Registration Statement") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for purposes of registering the SpinCo common stock to be distributed to shareholders of the Bancorp in connection with the Distribution. Buyer shall furnish all information concerning Buyer as may be reasonably requested by the Bancorp and SpinCo in connection with the preparation and filing of the SpinCo Registration Statement. If at any time prior to completion of the Distribution, any event or circumstance relating to Buyer or the Buyer's Business, should be discovered by Buyer which relates to any information provided by Buyer in connection with the preparation and filing of the SpinCo Registration Statement, Buyer shall promptly inform the Bancorp and SpinCo. No information provided by Buyer for use by the Bancorp and SpinCo in connection with the preparation and filing of the SpinCo Registration Statement will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) To the extent such filing is required by applicable Law in connection with the transactions contemplated by this Agreement, Buyer shall prepare and file with the FDIC an offering circular (the "Offering Circular") with respect to the shares of Buyer Common Stock to be issued to SpinCo shareholders in connection with the Merger, and Buyer shall use its commercially reasonable efforts to cause the Offering Circular to receive clearance from the staff of the FDIC as promptly as reasonably practicable after such filing.

(d) The Offering Circular shall consist of (i) the offering circular with respect to the shares of Buyer Common Stock to be issued to SpinCo shareholders in connection with the Merger, (ii) the proxy statement of Buyer in connection with its solicitation of proxies from its shareholders for approval of the transactions contemplated by this Agreement and (iii) an information statement of the Bancorp for distribution to the holders of the Bancorp's common stock who are entitled to receive shares of SpinCo common stock in connection with the Spin-off. The parties agree to cooperate in the preparation and drafting of the Offering Circular, including any amendments or supplements thereto, to ensure that the offering circular, proxy statement and information statement satisfy all applicable requirements of applicable state and federal securities and banking laws, including the applicable requirements of the Securities Act and the Exchange Act, the rules and regulations thereunder, and the rules and regulations of the FDIC. Buyer and Seller each shall furnish all information as may reasonably be required for inclusion in the Offering Circular. Buyer and Seller, as applicable, shall advise the other promptly after receiving oral or written notice of any oral or written request by the SEC or FDIC for amendment of the SpinCo Registration Statement or the Offering Circular or comments thereon or requests by for additional information from the staff of the SEC or FDIC. Buyer and Seller shall promptly provide each other with copies of any written communication from the staff of the SEC or FDIC with respect to the SpinCo Registration Statement or the Offering Circular and shall cooperate in the preparation of appropriate responses thereto and make such modifications to the SpinCo Registration Statement or the Offering Circular as shall be reasonably appropriate. If at any time prior to closing of the transactions contemplated by this Agreement, any event or circumstance relating to Buyer or the Buyer's Business or Seller with respect to the Business, should be discovered by Buyer or Seller, as applicable, which relates to any information provided by such party in connection with the preparation and filing of the Offering Circular, such party shall promptly inform the other party. In such event, the parties shall cooperate in determining whether the Offering Circular should be supplemented or amended to take into account such event or circumstance and shall cooperate in the preparation of any such supplement or amendment and, if applicable, the distribution or delivery of such amendment to the shareholders of Buyer and/or the shareholders of the Bancorp and/or SpinCo, as applicable. No information provided by Buyer for use in the preparation, filing and distribution of the Offering Circular will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No information provided by Seller for use in the preparation, filing and distribution of the Offering Circular will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Buyer shall call and hold a Stockholders' Meeting as promptly as practicable following the date on which the Offering Circular is mailed to Buyer's stockholders for the purpose of obtaining the Required Stockholders Vote. Except as permitted by Section 8.12, the Offering Circular shall include the Board Recommendation.

(f) Buyer and the Bancorp shall cooperate in the distribution of the Offering Circular to the shareholders of the Bancorp who will become shareholders of SpinCo in connection with the Distribution. Neither the Offering Circular nor any amendment or supplement thereto shall be distributed to the shareholders of Buyer or the Bancorp without the written consent of all of the parties hereto, such consent not to be unreasonably withheld or delayed.

Section 8.11. Bids For Seller and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Seller shall not, and shall cause each Seller Affiliate and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the "Seller Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Seller Acquisition Proposal; (ii) respond to any inquiry relating to a Seller Acquisition Proposal; (iii) recommend or endorse a Seller Acquisition Proposal or Seller Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Seller Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) to any non-public information or data with respect to the Business or otherwise relating to a Seller Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Seller is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Seller Acquisition Proposal or approve or resolve to approve any Seller Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Seller Acquisition Proposal. In the event of any violation of the foregoing restrictions by any Seller Representative becomes known to Seller, Seller shall use best efforts both to promptly cure, to the extent practicable, any prior violation and to cause such Seller Representative to not commit any additional violations of this Section 8.11. Seller shall notify Buyer promptly if any such discussions or negotiations are sought to be initiated with Seller by any Person other than Buyer or if any such requests for information, inquiries, proposals or communications are received from any Person other than Buyer.

(b) For purposes of this Agreement, "Seller Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Seller Acquisition Transaction. For purposes of this Agreement, "Seller Acquisition Transaction" shall mean (A) an acquisition of the Business or all or substantially all of the SpinCo Assets, in either case independent of the acquisition of any other business or assets of Seller, in a single transaction or series of transactions involving any merger, consolidation, purchase of assets, recapitalization, purchase or exchange or equity interests, liquidation, dissolution or similar transaction involving the Business or all or substantially all of the SpinCo Assets, in either case independent of the acquisition of any other business or assets of Seller or (B) any transaction which is similar in form, substance and purpose to the transactions provided for and contemplated by this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, (i) "Seller Acquisition Transaction" does not include (x) the acquisition of the Business or the SpinCo Assets together with all or substantially all of the business or assets of Seller (an "Exempt Sale") or (y) the acquisition of any other business or assets of Seller independent of the acquisition of the Business or all or substantially all of the SpinCo Assets, in each case whether by merger, consolidation, purchase of assets, recapitalization, purchase or exchange or equity interests, liquidation, dissolution or similar transaction, and (ii) Seller shall not be in breach of Section 8.11(a) by virtue of taking any actions in furtherance of an Exempt Sale, including preparing and distributing a confidential information memorandum (or similar document), even if a third party makes a Seller Acquisition Proposal in connection therewith.

(c) Except as provided in Section 8.11(d), neither the Board of Directors of Bancorp nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Seller Acquisition Proposal; or (ii) enter into (or cause Seller or any Seller Affiliate to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Seller Acquisition Transaction or (B) requiring Seller to abandon, terminate or fail to consummate the sale of the Business to Buyer and the other transactions contemplated by this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to Closing, the Board of Directors of the Bancorp may take any of the actions otherwise prohibited in Section 8.11(c) (a "Seller Subsequent Determination") in connection with the receipt by Seller of a bona fide written proposal made by a third party to enter into an Exempt Sale transaction on terms that the Board of Directors of the Bancorp determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and financial advisor, are more favorable to the stockholders of Seller than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood of completing the transaction, after the fifth (5th) business day following the receipt by Buyer of a notice (the "Notice of Exempt Sale") from Seller advising Buyer that the Board of Directors of the Bancorp has determined to take such action.

Section 8.12. Bids for Buyer and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Buyer shall not, and shall cause each Buyer Affiliate and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the "Buyer Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Buyer Acquisition Proposal; (ii) respond to any inquiry relating to a Buyer Acquisition Proposal; (iii) recommend or endorse a Buyer Acquisition Proposal or Buyer Acquisition Transaction, except in connection with a Buyer Subsequent Determination permitted pursuant to Section 8.12(g); (iv) participate in any discussions or negotiations regarding any Buyer Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Seller) to any non-public information or data with respect to the Buyer or otherwise relating to a Buyer Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Buyer is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Buyer Acquisition Proposal or approve or resolve to approve any Buyer Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Buyer Acquisition Proposal. In the event of any violation of the foregoing restrictions by any Buyer Representative becomes known to Buyer, Buyer shall use commercially reasonable efforts both to promptly cure, to the extent practicable, any prior violation and to cause such Buyer Representative to not commit any additional violations of this Section 8.12. Buyer shall notify Seller promptly if any such discussions or negotiations are sought to be initiated with Buyer by any Person other than Seller or if any such requests for information, inquiries, proposals or communications are received from any Person other than Seller.

(b) For purposes of this Agreement, "Buyer Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Seller), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Buyer Acquisition Transaction. For purposes of this Agreement, "Buyer Acquisition Transaction" shall mean an acquisition of Buyer or all or substantially all of the assets of Buyer, involving any merger, consolidation, purchase of assets, recapitalization, purchase or exchange or equity interests, liquidation, dissolution or similar transaction involving Buyer or all or substantially all of the assets of Buyer.

(c) Notwithstanding Section 8.12(a), prior to the receipt by Buyer of the Required Stockholders Vote, Buyer may take any of the actions described in clauses (ii), (iv), (v) and (vi) of Section 8.12(a) if, but only if, (i) Buyer has received a bona fide unsolicited Buyer Acquisition Proposal; (ii) the Buyer Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Buyer Acquisition Proposal constitutes or is reasonably likely to lead to a Buyer Superior Proposal (as defined below); (iii) Buyer provides Seller with notice of such determination within forty eight (48) hours thereafter; and (iv) prior to furnishing or affording access to any nonpublic information or data with respect to the Buyer or otherwise relating to such Buyer Acquisition Proposal, Buyer receives from such Person a confidentiality agreement with terms no less favorable to Seller in the aggregate than those contained in the Confidentiality Agreement and provides a copy of the same to Seller. Buyer shall promptly provide to Seller any non-public information regarding Buyer provided to any other Person pursuant to the foregoing sentence that was not previously provided to Seller, such additional information to be provided no later than forty-eight (48) hours after the provision of such information to such other party.

(d) For purposes of this Agreement, "Buyer Superior Proposal" means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Buyer Acquisition Transaction on terms that the Buyer Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and financial advisor, are more favorable to the stockholders of Buyer than the Contemplated Transactions (including but not limited to the terms and conditions associated with the Capital Raise) taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood of completing the transaction.

(e) Buyer shall promptly (and in any event within forty-eight (48) hours after receipt) notify Seller in writing of (i) any Buyer Acquisition Proposal received by Buyer or (ii) any request for nonpublic information related to a Buyer Acquisition Proposal. Such notice shall indicate the name of the Person making such Buyer Acquisition Proposal or information request and the material terms and conditions of such proposal (and any written materials delivered in connection with such proposal or information request, unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) Buyer agrees that it shall keep Seller informed, on a reasonably prompt basis (and in any event within forty-eight (48) hours of a change), of the status and terms of any such proposal, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(f) Except as provided in Section 8.12(g), neither the Buyer Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Seller in connection with the transactions contemplated by this Agreement, the Board Recommendation, or make any statement, filing or release, in connection with the Stockholders' Meeting or otherwise, inconsistent with the Board Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Buyer Acquisition Proposal; or (iii) enter into (or cause Buyer or any Buyer Affiliate to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Buyer Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 8.12(b)) or (B) requiring Buyer to abandon, terminate or fail to consummate the purchase of the Business from Seller and the other transactions contemplated by this Agreement.

(g) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholders' Meeting, the Buyer Board of Directors may approve or recommend to the stockholders of Buyer a Buyer Superior Proposal and withdraw, qualify or modify the Board Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 8.12(f) (a "Buyer Subsequent Determination") after the fifth (5th) business day following the receipt by Seller of a notice (the "Notice of Buyer Superior Proposal") from Buyer advising Seller that the Buyer Board of Directors has determined that a Buyer Acquisition Proposal is a Buyer Superior Proposal (it being understood that Buyer shall be required to deliver a new Notice of Buyer Superior Proposal in respect of any revised Buyer Superior Proposal from such third party or its affiliates that Buyer proposes to accept and the subsequent notice period shall be five (5) business days) if, but only if, (i) the Buyer Board of Directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Buyer's stockholders under applicable Law and (ii) at the end of such five (5) business day period, the Buyer Board of Directors has again determined in good faith that such Buyer Acquisition Proposal constitutes a Buyer Superior Proposal.

Section 8.13. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 8.14. Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 8.15. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 8.16. Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing at the Effective Time (the "Restricted Period"), Seller shall not, and shall not permit any Person that is an Affiliate of Seller as of the date hereof to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify adversely any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. For the avoidance of doubt, Seller's performance of its obligations under the Transition Services Agreement will not be in violation of this Section 8.16(a). Notwithstanding the foregoing, Seller may provide mobile banking services to its customers during the Restricted Period, provided such mobile banking services do not utilize the technology and intellectual property being transferred to Buyer in the Contemplated Transactions.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Buyer pursuant to Section 8.05(a) or is or was employed by Buyer or its Affiliates during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 8.16(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 8.16 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 8.16 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.16 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 8.16 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 8.17. Directors' and Officers' Insurance; Indemnification.

(a) Buyer shall cause, at Seller's sole expense, the individuals serving as officers and directors of Buyer immediately prior to the Effective Time (each, a "D&O Indemnified Party") to be covered prior to and through the Effective Time by a directors' and officers' excess liability insurance policy with terms consistent with the policy purchased pursuant to the Original Agreement, and thereafter for a period of five (5) years pursuant to tail coverage or other appropriate coverage for current directors and officers of the Buyer, which coverage will include public company status coverage appropriate for the size, capital and characteristics of the Buyer at the Effective Time (the "D&O Policy").

(b) From and after the Effective Time, Buyer covenants and agrees to honor and fulfill in all respects the obligations of Buyer under applicable provisions of Florida law relating to indemnification of Buyer's directors and officers, under Buyer's articles of incorporation and by-laws in effect as of the date hereof, and under any and all indemnification agreements in effect as of the date hereof between Buyer and any of its current or former directors or officers and any person who becomes a director or officer of Buyer prior to the Effective Time with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including those arising out of, resulting from or related to the Contemplated Transactions. Buyer further covenants and agrees that Buyer shall not take any action after the Effective Time to reduce or limit the rights to indemnification and limitation of liability relating to such directors and officers so included in Buyer's articles of incorporation or by-laws or in any such indemnification agreements.

(c) From and after the Effective Time, subject to Section 8.17(d), Seller shall indemnify, defend, and hold harmless the D&O Indemnified Parties against all Claims or Losses arising out of, resulting from or related to the Contemplated Transactions, in which a D&O Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such D&O Indemnified Party is or was a director or officer of Buyer prior to the Effective Time if such Claim or Loss pertains to any matter of fact arising, existing or occurring at or before the Effective Time, regardless of whether such Claim or Loss is asserted or claimed before, or after, the Effective Time.

(d) Each D&O Indemnified Party shall deliver prompt written notice to Buyer and Seller of any Claim or Loss of the type set forth in Section 8.17(c), and Buyer shall provide prompt written notice to the insurer under the D&O Policy of such Claim or Loss in accordance with the procedures set forth in the D&O Policy for matters reasonably expected to be covered under the D&O Policy. Seller shall promptly pay expenses (including reasonable attorneys' fees) in advance of the final disposition of any such Claim or Loss to each D&O Indemnified Party to the fullest extent permitted by applicable law in the event such expenses are not promptly advanced to such D&O Indemnified Party by either the applicable D&O Policy carrier(s) pursuant to the D&O Policy or Buyer under applicable provisions of Florida and federal law relating to indemnification, pursuant to Buyer's articles of incorporation and by-laws, or pursuant to any indemnification agreement between Buyer and such D&O Indemnified Party. Seller shall also fully indemnify such D&O Indemnified Party under Section 8.17(c) in the event that the D&O Indemnified Party's liability incurred in respect of the Claim or Loss is not promptly and/or fully indemnified by either the applicable D&O Policy carrier(s) pursuant to the D&O Policy or Buyer under applicable provisions of Florida and federal law relating to indemnification, pursuant to Buyer's articles of incorporation and by-laws, or pursuant to any indemnification agreement between Buyer and such D&O Indemnified Party. Seller have no obligation to provide indemnification pursuant to this Section 8.17 in the event of willful misconduct or fraud by the D&O Indemnified Party as determined by a final non-appealable judgment. Notwithstanding the foregoing, if any amounts paid to any D&O Indemnified Party by Seller under this Section 8.17 are later determined to be covered and paid by the D&O Policy or otherwise paid by Buyer, Seller shall have the right to be reimbursed by the insurer under the D&O Policy, Buyer, or such D&O Indemnified Party, as applicable.

(e) If Buyer or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer shall assume and fulfill the obligations set forth in Sections 8.17(a) and (b).

Section 8.18. Notice of Adverse Changes.

(a) Seller shall promptly notify Buyer in writing if Seller becomes aware of any change that has occurred or, to Seller's Knowledge, has been threatened in the business, financial condition, or operations of the Business that is or may be reasonably expected to result in a Material Adverse Effect with respect to Seller.

(b) Buyer shall promptly notify Seller in writing if  becomes aware of any change that has occurred or, to Buyer's Knowledge, has been threatened in the business, financial  condition, or operations of the Buyer's Business that is or may be reasonably expected to result in a Buyer Material Adverse Effect.

Section 8.19. Section 16 Matters. Prior to the Effective Time, the parties hereto shall take all steps as may be reasonably required to cause any dispositions of SpinCo Common Stock or acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SpinCo or Buyer, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.20. Control of Other Party's Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct any of the operations of Seller prior to the Closing. Nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct any of the operations of Buyer prior to the Closing. Prior to the Closing, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over Buyer's or Seller's respective operations.

Section 8.21. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE IX
 CONDITIONS TO CLOSING

Section 9.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6.01(c) and Section 6.02(d) and all consents from the third parties set forth on Section 9.01(c) of the Disclosure Schedules, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.07, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(d) There shall be no material pending or threatened litigation involving Buyer or SpinCo or relating to the Business or the transactions contemplated by this Agreement.

(e) Buyer shall not have experienced a Buyer Material Adverse Effect on its financial condition, assets or operations, taken as a whole.

(f) Neither SpinCo nor the Business shall have experienced a Material Adverse Effect on the financial condition, assets or operations, taken as a whole.

(g) Receipt of the Required Stockholders Vote.

(h) Buyer shall have completed the Capital Raise on terms acceptable to Buyer in its sole discretion.

(i) The Buyer Offering Circular, to the extent required by applicable law, shall have become effective in accordance with the rules and regulations of the FDIC and shall not be the subject of any order or proceedings seeking an order prohibiting or limiting its use.

(j) The Seller Registration Statement, shall have become effective in accordance with the Exchange Act and the rules and regulations of the SEC and shall not be the subject of any order or proceedings seeking an order prohibiting or limiting its use.

(k) The class of Buyer Common Stock shall be admitted for trading on a national securities exchange or shall have been approved for listing on a national securities exchange, subject to the Closing. The shares of Buyer Common Stock to be issued to SpinCo shareholders pursuant to the Merger shall have been approved for listing on a national securities exchange, subject to official notice of issuance.

(l) The Internal Reorganization and the Separation and the Distribution shall have been consummated in all material respects in accordance with the Separation and Distribution Agreement.

Section 9.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV shall be true and correct (to the extent that any such representation or warranty is qualified by materiality or Material Adverse Effect) or true and correct in all material respects (to the extent that any such representation or warranty is not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Seller shall have duly performed and complied in all material respects with (i) all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date, and (ii) any order or directive of any Governmental Authority relating to the matters set forth on Section 6.02(l)(ii) of the Disclosure Schedules.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received (i) the Buyer Tax Opinion from Buyer Tax Counsel, which opinion shall not have been withdrawn or modified in any material respect, and (ii) a copy of the Seller Tax Opinion.

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 9.02(a) and Section 9.02(b) have been satisfied (the "Seller Closing Certificate").

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Bancorp, CB and SpinCo certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of the Bancorp, CB and SpinCo authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Bancorp, CB and SpinCo certifying the names and signatures of the officers of each of the Bancorp, CB and SpinCo authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have secured the D&O Policy that does not exclude Buyer's public company status.

(i) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") that each of the Bancorp, CB and SpinCo is not a foreign person within the meaning of Section 1445 of the Code duly executed by each of the Bancorp, CB and SpinCo.

(j) Seller shall have received all consents from the third parties and taken such actions as set forth on Section 9.02(j) of the Disclosure Schedules.

(k) Buyer shall have received a fairness opinion relating to the transactions contemplated hereby reasonably acceptable to the board of directors of Buyer.

Section 9.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct (to the extent that any such representation or warranty is qualified by materiality or Material Adverse Effect) or true and correct in all material respects (to the extent that any such representation or warranty is not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 5.03(b).

(d) Buyer shall have delivered the shares of Buyer Common Stock to be issued to SpinCo shareholders pursuant to the Merger in accordance with Article III hereof.

(e) Seller shall have received (i) the Seller Tax Opinion from Seller Tax Counsel, which opinion shall not have been withdrawn or modified in any material respect, and (ii) a copy of the Buyer Tax Opinion.

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied (the "Buyer Closing Certificate").

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE X
 SURVIVAL AND INDEMNIFICATION

Section 10.01. Survival.

(a) Representations and Warranties.

(i) the representations and warranties contained in Sections 6.01(a) (Organization and Qualification of Bancorp), 6.01(b) (Authority of Bancorp), 6.02(a) (Organization and Qualification of SpinCo), 6.02(b) (Authority of SpinCo), 6.02(c) (Capital Structure of SpinCo), 6.02(h) (Title to SpinCo Assets) and 6.02(n) (Brokers) (collectively, the "Seller Fundamental Representations") and Sections 7.01(a) (Organization and Qualification), 7.03 (Authority of Buyer), 7.01(b) (Capitalization), 7.28 (Brokers) and 7.29 (Solvency) (collectively, the "Buyer Fundamental Representations") shall survive the Closing indefinitely;

(ii) the representations and warranties contained in Sections 6.02(k) (Intellectual Property) (the "Seller Intellectual Property Representation"), 6.02(o) (Employee Benefit Matters) (the "Seller Employee Benefit Matters Representation") and 6.02(q) (Taxes) (the "Seller Taxes Representation") shall survive the Closing in accordance with the applicable statute of limitations (giving effect to any extension thereof) plus 180 days (the "Special Representations Survival Date"); and

(iii) all other representations and warranties made by Seller or Buyer in this Agreement shall survive the Closing until the date that is twelve (12) months from the Closing Date (the "General Survival Date").

(b) Covenants. All agreements, covenants and obligations made by Seller or Buyer in this Agreement shall survive the Closing without limit and continue until fully performed or fulfilled by Seller or Buyer, as applicable, except as they may be limited by a specific period of time expressly set forth herein.

(c) Notice. No Person that may be entitled to make any claim for indemnification under this Article X shall have a right to indemnification under this Article X unless an Indemnity Notice or Claim Notice, as applicable, is given prior to the expiration of the applicable survival periods specified in Sections 10.01(a) and 10.01(b) above. If an Indemnity Notice or Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, then the applicable representation or warranty shall survive as to the claim subject to such Indemnity Notice or Claim Notice, as applicable, until such claim has been finally resolved.

Section 10.02. Indemnification by Seller. Subject to Section 8.17 and the other terms and conditions of this Article X, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and each of Buyer's directors, officers, employees, Affiliates, shareholders, agents, successors, assigns and legal representatives (collectively, the "Buyer Indemnified Parties") from and against any and all Claims (whether or not involving a Third Party) or Losses that may be incurred or sustained by, or imposed upon any of them arising out of, based upon, or resulting from:

(a) any breach of any representation or warranty by Seller made in Article VI of this Agreement;

(b) the non-fulfillment or breach of, or failure to perform, any agreement, covenant, or obligation to be performed by Seller under this Agreement; and/or

(c) the Excluded Assets or the Excluded Liabilities.

Section 10.03. Indemnification by Buyer. Subject to the other terms and conditions of this Article X, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and each of Seller's directors, officers, employees, Affiliates, shareholders, agents, successors, assigns and legal representatives (collectively, the "Seller Indemnified Parties") from and against any and all Claims (whether or not involving a Third Party) or Losses that may be incurred or sustained by, or imposed upon any of them arising out of, based upon, or resulting from:

(a) any breach of any representation or warranty by Buyer made in Article VII of this Agreement;

(b) the non-fulfillment or breach of, or failure to perform, any agreement, covenant, or obligation to be performed by Buyer under this Agreement; and/or

(c) the Assumed Liabilities.

Section 10.04. Payment; Procedure for Indemnification.

(a) Claim or Loss Not Involving a Third Party. In the event that the Person seeking indemnification under this Article X (the "Indemnified Party") shall suffer a Claim or Loss that does not involve a Third Party (as contemplated in Section 10.04(b) below), such Indemnified Party shall, promptly after obtaining knowledge of the incurrence of any such indemnifiable Claim or Loss, give written notice of intent to seek indemnification, describing the Claim or Loss in reasonable detail, including copies of all material written evidence thereof and the amount thereof (or an estimate of such amount) (an "Indemnity Notice") to the Person from whom indemnification under this Article X is sought (the "Indemnifying Party"). The failure of any Indemnified Party to timely deliver to the Indemnifying Party an Indemnity Notice shall not release the Indemnifying Party from its obligations under this Article X, except to the extent that the Indemnifying Party's ability to defend or contest such Claim or Loss is prejudiced by the failure to give such notice, or if such notice is not given by the applicable Survival Date. Within thirty (30) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (a) pay to the Indemnified Party, in immediately available funds, an amount equal to the indemnifiable Claim or Loss or (b) object to such Claim or Loss, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim or Loss, and whether and to what extent any amount is payable in respect of the Claim or Loss and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. An objection by an Indemnifying Party shall not, in and of itself, relieve the Indemnifying Party from its obligations under this Article X. If the Indemnifying Party does not make payment or provide its written objection within such 30-day period, the Indemnifying Party shall be deemed to have objected to such claim. In the event that the Indemnified Party and Indemnifying Party are unable to resolve the subject of the Indemnity Notice within sixty (60) days of its delivery, the Indemnified Party and Indemnifying Party each shall be entitled to pursue all of the remedies available to such party under this Agreement.

(b) Third Party Claim or Loss.

(i) If the facts giving rise to the claim for indemnification under this Article X involve any Claim by any Person other than Seller, Buyer and each of Seller's and Buyer's directors, officers, employees, Affiliates, shareholders, agents, successors, assigns and legal representatives (such Person, a "Third Party"), then the Indemnified Party shall, promptly after obtaining knowledge of such Claim, but in no event more than twenty (20) days following receipt of notice of such Claim from any Third Party, send to the Indemnifying Party written notice of intent to seek indemnity, describing such Claim in reasonable detail including, if known, the amount thereof (a "Claim Notice"). The failure of the Indemnified Party to timely deliver to the Indemnifying Party the Claim Notice shall not release the Indemnifying Party from Liability under this Article X, except to the extent that the Indemnifying Party's ability to defend or contest such Claim or Loss is prejudiced by the failure to give such notice, or if such notice is not given by the applicable Survival Date. The Indemnifying Party shall be entitled to defend such Claim in the name of the Indemnified Party at its own expense and through counsel of its own choosing (who shall be reasonably acceptable to the Indemnified Party); provided that if the Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, then the Indemnified Party may choose its own counsel (who shall be reasonably acceptable to the Indemnifying Party) with the reasonable fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party as incurred to the extent that they relate to such manner of Claim. The Indemnifying Party shall give the Indemnified Party notice in writing within twenty (20) days after receiving the Claim Notice of the Indemnifying Party's intent to exercise its right to assume the defense of such Claim. If the Indemnified Party has received no such notice within such time period, the Indemnified Party may take control of the defense of such Claim (provided, however, that the Indemnifying Party shall have the right to participate, at its expense, in the defense of the Claim), but the Indemnifying Party shall pay the reasonable fees, expenses and disbursements of such defense incurred by the Indemnified Party (and all such fees, expenses and disbursements shall be deemed to be Losses for purposes of this Article X).

(ii) Whenever the Indemnifying Party is entitled to defend any Claim hereunder, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its own expense, but the Indemnifying Party shall have the right to control the defense of the Claim.

(iii) Notwithstanding any contrary provision contained in this Agreement, the Indemnifying Party (or the Indemnified Party if the Indemnified Party is controlling the defense of the Claim) shall not settle any such Claim without the prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) of (A) the Indemnified Party, if the Indemnifying Party is controlling such defense) or (B) the Indemnifying Party, if the Indemnified Party is controlling such defense. In the event that the Indemnifying Party is controlling the defense of the Claim and has negotiated a settlement which contains an unconditional release of the Indemnified Party and does not include the taking of any actions by, the imposition of any restrictions on, or the admission of any liability by, the Indemnified Party, and such Indemnified Party fails to consent to such settlement within ten (10) days after delivery by the Indemnifying Party to the Indemnified Party written notice of the settlement (including all relevant terms relating to the settlement), then the maximum indemnification obligation of the Indemnifying Party, upon the ultimate disposition of such Claim, shall not exceed the amount of such settlement. If the Indemnified Party fails to consent to such settlement and also fails to assume defense of such Claim following such Indemnified Party's failure to consent to such settlement, the Indemnifying Party may settle the Claim upon the terms set forth in such settlement, without further consultation with, or consent of, the Indemnified Party.

(iv) Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Claim, including making available (subject to the provisions of Section 8.06) records relating to such Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the party controlling the defense of the Claim, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Claim.

Section 10.05. Limitations of Indemnification Obligations.

(a) Limitations on Seller Indemnification Obligations. No Buyer Indemnified Party shall be entitled to make a Claim for indemnifiable Losses pursuant to Section 10.02 unless the aggregate amount of all indemnifiable Losses of the Buyer Indemnified Parties exceeds $875,000 (the "Loss Threshold"), at which point the Buyer Indemnified Parties shall be entitled to recover the aggregate amount of such indemnifiable Losses in excess of the Loss Threshold. The maximum aggregate liability of Seller to the Buyer Indemnified Parties for Claims or Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 10.02 shall be limited to an amount equal to $26,250,000 (the "Indemnification Cap"); provided, however, that notwithstanding the foregoing, with regard to any breach of (i) any Seller Fundamental Representation or any other representation or warranty constituting fraud under applicable Law, the maximum aggregate liability of Seller to the Buyer Indemnified Parties for Claims and Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement shall not be limited, (ii) the Seller Employee Benefit Matters Representation and/or the Seller Taxes Representation, the maximum aggregate liability of Seller to the Buyer Indemnified Parties for Claims and Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement shall be limited to the Merger Consideration and (iii) the Seller Intellectual Property Representation, the maximum aggregate liability of Seller to the Buyer Indemnified Parties for Claims and Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement shall be limited to an amount equal to $35,000,000.

(b) Limitations on Buyer Indemnification Obligations. No Seller Indemnified Party shall be entitled to make a Claim for indemnifiable Losses pursuant to Section 10.03(a) unless the aggregate amount of all indemnifiable Losses exceeds the Loss Threshold, at which point the Seller Indemnified Parties shall be entitled to recover the aggregate amount of such indemnifiable Losses in excess of the Loss Threshold. The maximum aggregate liability of Buyer to the Buyer Indemnified Parties for Claims or Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Agreement shall be limited to an amount equal to the Indemnification Cap; provided, however, that notwithstanding the foregoing, with regard to any breach of any Buyer Fundamental Representation, the maximum aggregate liability of Buyer to the Seller Indemnified Parties for Claims and Losses for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Agreement shall not be limited.

(c) Further Limitations. No Indemnified Party shall be entitled to recover or make a claim under this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, for punitive, special, exemplary, incidental, consequential, indirect, or similar damages; provided, however, that such limitation will not apply to a Claim by a Third Party for which such Indemnified Party incurs a Loss that is considered punitive, special, exemplary, incidental, consequential, indirect or similar damages with respect to such Claim by such Third Party.

Section 10.06. Effect of Insurance. In the event an Indemnified Party actually receives insurance proceeds with respect to Losses for which the Indemnified Party has made a Claim, the obligation of the Indemnifying Party shall be reduced by an amount equal to such insurance proceeds actually received by the Indemnified Party (less the costs reasonably and actually incurred by the Indemnified Party in collecting such insurance proceeds and solely to the extent such costs are not already incorporated in such Indemnified Party's Losses). If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party has made payment of such Claim to the Indemnified Party, then the Indemnified Party shall, promptly after the receipt of such insurance proceeds, remit such proceeds to the Indemnifying Party.

Section 10.07. Duty to Mitigate. Each Indemnified Party and Indemnifying Party shall cooperate with each other with respect to resolving Losses with respect to which such Indemnifying Party is obligated to indemnify such Indemnified Party under this Article X, including, by making commercially reasonable efforts to mitigate such Losses.

Section 10.08. No Double Recovery. No Indemnified Party shall be entitled to recover from an Indemnifying Party, either pursuant to this Article X, Section 8.17 (in a Buyer Indemnified Party's capacity as a D&O Indemnified Party thereunder) or otherwise more than once in respect of the same Claim or Loss (notwithstanding that such Claim or Loss may be covered by both Article X and Section 8.17 or may result from breaches of multiple provisions of this Agreement).

Section 10.09. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.10. Exclusive Remedy. Except in the case of fraud or willful misconduct, Buyer and Seller hereby acknowledge and agree that the indemnification under this Article X shall be the exclusive post-Closing remedy for monetary damages available to Buyer Indemnified Parties and Seller Indemnified Parties for any Claim or Loss arising under this Agreement or the transactions contemplated hereby; provided, however, that nothing contained in this Section 10.10 shall limit, reduce, otherwise affect any such person's non-monetary remedies with respect to matters for which the remedy of specific performance, injunctive relief or other equitable or other non-monetary remedies are then available.

ARTICLE XI
 TERMINATION

Section 11.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and (x) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure cannot be cured by Seller by June 30, 2018 (the "Drop Dead Date") or, if Closing has not occurred by such date, September 30, 2018 (the "Extension Date"), if there has been an extension pursuant to Section 11.04, or (y) Buyer has provided written notice to Seller of a material breach of Section 12.01, and such breach has not been cured within 15 calendar days of such notice;

(ii) any of the conditions set forth in Section 9.01 or Section 9.02 shall not have been fulfilled by the Drop Dead Date or, if Closing has not occurred by such date, the Extension Date, if there has been an extension pursuant to Section 11.04, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) if Seller has effected a Seller Subsequent Determination after delivery of a Notice of Exempt Sale.

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date or, if Closing has not occurred by such date, the Extension Date, if there has been an extension pursuant to Section 11.04; or

(ii) any of the conditions set forth in Section 9.01 or Section 9.03 shall not have been fulfilled by the Drop Dead Date or, if Closing has not occurred by such date, the Extension Date, if there has been an extension pursuant to Section 11.04, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) a Seller Subsequent Determination shall have occurred.

(d) by Buyer or Seller by written notice to the other party in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) a Buyer Subsequent Determination shall have occurred.

Section 11.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article XI, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article XI, Section 8.06, Section 12.01 and Article X hereof;

(b) In the event that this Agreement is terminated by Buyer or Seller for any reason other than pursuant to Section 11.01(c)(i) or 11.01(d)(iii), Seller shall pay to Buyer the Seller Fee; provided, however, if the termination of this Agreement is pursuant to Section 11.01(c)(i) as a result of the failure of Section 9.01(h) to be fulfilled then Seller shall pay to Buyer the Seller Fee. Such payment shall be made first from the Escrowed Amounts and then by wire transfer of immediately available funds within five (5) business days after Buyer makes written demand therefor.

(c) In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 11.01(d)(iii), Buyer shall pay to Seller the Buyer Fee within five (5) business days after Seller makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Seller.

(d) For purposes of this Agreement, the "Seller Fee" shall mean $1,000,000. For purposes of this Agreement, the "Buyer Fee" shall mean $300,000.

(e) That nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Section 11.03. Escrowed Amount. As of the date of this Agreement, Seller shall have caused to be deposited $1,000,000 (the "Escrowed Amount") in an account with the Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit C. The Escrowed Amount will be reserved for payment of the Seller Fee due to Buyer from Seller under Section 11.02(b).

Section 11.04. Extension. In the event that the Closing does not occur by the Drop Dead Date and all  conditions to closing in Article IX have been satisfied except that requisite approvals from any Governmental Authority are pending but have not yet been received, Seller may elect by written notice to Buyer to extend the term of this agreement to the Extension Date, subject to this Section 11.03. In the event Seller notifies Buyer of its election to extend the term of this Agreement to the Extension Date and prior to the effectiveness of such extension, Escrow Agent shall release the Escrow Amount to Buyer as payment of the Seller Fee. If the Closing subsequently occurs, Buyer shall return the Seller Fee to Seller.

ARTICLE XII
 MISCELLANEOUS

Section 12.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, consultants and accountants, incurred in connection with this Agreement and the Original Agreement on the part of both Buyer and Seller, Buyer's cost to purchase the D&O Policy, and the Contemplated Transactions shall be paid by Seller. Buyer shall be reimbursed for any costs or expenses incurred in connection with this Agreement, the Original Agreement or the Contemplated Transactions within 30 days of presentment of proof of such cost or expense, and Seller agrees to indemnify and hold Buyer harmless for all reasonable costs and expenses incurred by Buyer in connection with the negotiation, execution and delivery of this Agreement (including the Original Agreement) and the Contemplated Transactions. Notwithstanding the foregoing, (a) in the event that this Agreement is terminated by Buyer or Seller pursuant to Section 11.01(d)(iii), Seller's obligation to reimburse Buyer for expenses pursuant to this Section 12.01 shall no longer apply, and Buyer shall immediately refund to Seller any expenses previously paid by Seller for or on behalf of Buyer, and (b) upon the completion of the Capital Raise and the closing of the transactions contemplated by this Agreement, Buyer shall reimburse Seller for all expenses paid by Seller to or on behalf of Buyer in connection with the Capital Raise, including legal and investment banking fees, from the proceeds of the Capital Raise. The parties acknowledge that all fees and expenses previously reimbursed under the Original Agreement were properly presented and reimbursed pursuant to the Original Agreement.

Section 12.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

If to Seller:	1015 Penn Avenue, Suite 103 Wyomissing, PA 19610 Attention: Robert Wahlman, Chief Financial Officer E-mail: rwahlman@customersbank.com
with a copy to:	Stradley Ronon Stevens & Young LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103

Attention: Christopher S. Connell Facsimile: 215.564.8120 E-mail: cconnell@stradley.com
If to Buyer:	29750 US Hwy 19 North Clearwater, FL 33761 Attention: Francis T. Burke II Facsimile: 727.451.3400 E-mail:
with a copy to:	Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, GA 30363 Attention: Brennan Ryan Facsimile: 404.322.6050 Email: brennan.ryan@nelsonmullins.com

Section 12.03. Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.08. No Third Party Beneficiaries.

(a) This Agreement, including the representations, warranties and covenants herein, and any schedules and attachments hereto, is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except, with respect to Article X, to the extent that certain  Persons are expressly covered as Indemnified Parties, and, with respect to Section 8.17, for the  Persons covered by the provisions of such Section.

(b) Buyer and Seller agree that the representations and warranties in this Agreement, including any schedules or attachments hereto, are the product of negotiations between Buyer and Seller, made solely for the purposes of allocating contractual risk between the parties rather than establishing the matters covered by such representations and warranties as facts. Persons other than Buyer and Seller may not rely upon the representations and warranties in this Agreement, including any schedules or attachments hereto, as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Buyer agrees that Buyer shall not represent to or agree with any Person given access to any information provided by Seller to Buyer that may be used by Buyer and its Representatives in connection with the Capital Raise (including information posted in any data room) that such information is a statement made by Seller to any such Person or a representation or warranty given by Seller to any such Person, and Buyer shall have sole responsibility for any such information so provided to such Person; provided, however, Seller acknowledges that Buyer will provide certain representations and warranties to Persons in connection with the Capital Raise substantially similar to the representations and warranties provided by Seller to Buyer in this Agreement.

Section 12.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10(c).

Section 12.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.13. Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FLAGSHIP COMMUNITY BANK
By	/s/ Frank Burke
Name:	Frank Burke
Title:	President & CEO
CUSTOMERS BANK
By	/s/ Jay Sidhu
Name:	Jay Sidhu
Title:	Chairman/CEO
CUSTOMERS BANCORP, INC.
By	/s/ Jay Sidhu
Name:	Jay Sidhu
Title:	Chairman/CEO
BANKMOBILE TECHNOLOGIES, INC.
/s/ Jay Sidhu
Name:	Jay Sidhu
Title:	Chief Executive Officer